UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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FIRST COMMUNITY BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST COMMUNITY BANCORP
401 West “A” Street
San Diego, CA 92101

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 16, 2007

The 2007 Annual Meeting of Shareholders (the “Meeting”) of First Community Bancorp (the “Company”) will be held on Wednesday, May 16, 2007 at 10:00 a.m. Pacific Time at The Inn, 5951 Linea del Cielo, Rancho Santa Fe, California 92067, for the following purposes:

1.      To elect thirteen (13) members of the Board of Directors who shall hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

2.      To approve the material terms of First Community’s 2007 Executive Incentive Plan to ensure the Company can deduct payments made pursuant thereto as compensation expense under Section 162(m) of the Internal Revenue Code.

3.      To consider and act upon such other business and matters or proposals as may properly come before the Meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on April 2, 2007 as the Record Date for determining which shareholders have the right to receive notice of and to vote at the Meeting or any postponements or adjournments thereof.

You are cordially invited to attend the Meeting. A Proxy Statement, form of proxy, and a copy of the Company’s Annual Report for the fiscal year ended December 31, 2006 accompany this notice.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT AS MANY SHARES AS POSSIBLE MAY BE REPRESENTED AT THE MEETING. Your vote is important and we appreciate your cooperation in returning promptly your executed proxy card. Your proxy is revocable and will not affect your right to vote in person at the Meeting.

If you plan to attend, please note that admission to the Meeting will be on a first-come, first-served basis. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a picture i.d. and a copy of a brokerage account statement reflecting stock ownership as of the Record Date. Cameras, recording devices and other electronic devices will not be permitted at the Meeting.

By Order of the Board of Directors,
/s/ JARED M. WOLFF
Jared M. Wolff, Corporate Secretary
San Diego, California
April 12, 2007

FIRST COMMUNITY BANCORP

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2007

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of First Community Bancorp, a California corporation (the “Company,” “we” or “our”), to be used at our 2007 Annual Meeting of Shareholders (the “Meeting”) and at any postponements or adjournments thereof. The Meeting is scheduled to be held as follows:

Date:	Wednesday, May 16, 2007
Time:	10:00 a.m., Pacific time
Place:	The Inn
5951 Linea del Cielo
Rancho Santa Fe, California 92067

This Proxy Statement and the accompanying form of proxy are first being sent to shareholders on or about April 12, 2007.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

          1.  What is being voted on at the Meeting?

The matters to be considered and voted upon at the Meeting are as follows:

1.      Election of Directors.   To elect thirteen (13) members of the Board of Directors who shall hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

2.      Approval of 2007 Executive Incentive Plan.   To approve the material terms of the Company’s 2007 Executive Incentive Plan (the “EIC Plan”) to ensure the Company can deduct payments made pursuant thereto as compensation expense under Section 162(m) of the Internal Revenue Code.

3.      Other Business.   To consider and act upon such other business as may properly come before the Meeting or any postponements or adjournments thereof.

          2.  Who is entitled to vote? How many votes am I entitled to?

Only shareholders of record as of April 2, 2007 (the “Record Date”) may vote at the Meeting. According to U.S. Stock Transfer Corporation, our transfer agent, there were 28,832,985 shares of common stock outstanding, excluding 898,147 shares of unvested time-based and performance-based restricted stock, held by approximately 2,499 shareholders as of the Record Date.

Each holder of the Company’s common stock is entitled to one vote for each share recorded in their name on the books of the Company as of the Record Date on any matter submitted to the shareholders for a vote, except that shareholders may vote their shares cumulatively for the election of directors if certain conditions are met at the Meeting. Cumulative voting provides each shareholder with a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, which such shareholder can then vote in favor of one or more nominees. For example, if you held 100 shares as of the Record Date, you would be entitled to 1,300 votes which you could then distribute among one or more nominees since there are thirteen (13) directors to be elected. Cumulative voting may only be exercised at the Meeting if (i) the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting; and (ii) at least one shareholder has given notice at the Meeting prior to the voting of such shareholder’s intention to cumulate his/her votes.

          3.  What is the vote necessary to approve each of the matters being considered at the Meeting?

The election of directors requires a plurality of the votes cast for the election of directors. Accordingly, the thirteen (13) directorships to be filled at the Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

The affirmative vote of the holders of a majority of the outstanding shares of common stock represented and voting at the Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required to approve the material terms of the EIC Plan.

The affirmative vote of the holders of a majority of the outstanding shares of common stock, represented and voting at the Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum), is required to approve any other matters properly brought before the Meeting.

With respect to each matter to be acted upon, an abstention from voting will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against the matter, it will not have any impact on the vote.

          4.  If I hold shares of First Community common stock pursuant to the First Community 401(k) Plan, will I be able to vote?

Yes. You will receive a proxy card for the shares allocated to your 401(k) plan account, which you should return as indicated on the instructions accompanying the proxy card.

          5.  How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote FOR each of the nominees for director and FOR approval of the material terms of the EIC Plan.

          6.  How many shares must be represented at the Meeting to constitute a “quorum”?

A majority of the outstanding shares must be present at the Meeting, either in person or by proxy, to constitute a quorum. There must be a quorum for the Meeting to be held. If you return a signed proxy card, you will be counted as being present, even if you abstain from voting. Broker non-votes (i.e., proxies from banks, brokers or other nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote as to a matter which such bank, broker or other nominee does not have discretionary power to vote) will also be counted as being present for purposes of determining a quorum.

          7.  What do I have to do to vote?

Holders of record—If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you mark the proxy card to show how you wish to vote, your shares will be voted as you direct. If you return a signed proxy card but do not mark the proxy card to show how you wish to vote, your shares will be voted FOR each of the Board of Directors’ nominees for election as directors, FOR approval of the material terms of the EIC Plan and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Meeting. You may change or revoke your vote at any time before it is counted at the Meeting by:

•                    Notifying our Secretary at the address shown above in writing that you wish to revoke your proxy;

•                    Submitting a later dated proxy card; or

•                    Attending the Meeting and voting in person.

Attending the Meeting will not automatically revoke your prior proxy. You must comply with one of the methods indicated above in order to revoke your proxy.

Street name holders—If you hold your shares in “street name” (that is, through a bank, broker or other nominee), you should receive a proxy from your bank or brokerage firm asking you how you want to vote your shares. If you do not, you may contact such bank or brokerage firm in whose name your shares are registered and obtain a proxy from them. Please refer to the information in the materials provided by your bank or brokerage firm for an explanation of how to change or revoke your vote and of the effect of not indicating a vote.

          8.  How will voting on any other business be conducted?

We do not know of any business to be considered at the Meeting other than the election of directors and the approval of the EIC Plan. For holders of record, if any other business is properly presented at the Meeting, any of the persons named on the proxy card as your designated proxies may vote on such matter in their discretion. If you hold your shares in “street name,” please see the materials provided by your bank or brokerage firm for an explanation of how your shares will be voted on any other business. Any such matter must be authorized by a majority of the votes cast at the Meeting by the shareholders entitled to vote thereon (or any higher vote required by the California General Corporation Law) in order to be approved.

          9.  Who pays the cost of soliciting proxies on behalf of the Company?

The Company will pay the cost of preparing, assembling and mailing the proxy materials and soliciting proxies for the Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and employees of the Company or its subsidiaries telephonically, electronically or by other means of communication. Such directors, officers and employees will receive no additional compensation for their services. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

   10.  Can I attend the Meeting?

Any shareholder entitled to vote at the Meeting may attend the Meeting and vote in person. If you hold shares in “street name” and would like to attend the Meeting and vote in person, you will need to bring a picture i.d. and brokerage account statement or other acceptable evidence of ownership of common stock as of the Record Date. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Meeting.

   11.  How do I get more information about the Company?

With this Proxy Statement, we are also sending you our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which includes our consolidated financial statements. If you did not receive our Annual Report, we will send it to you without charge. The Annual Report includes a list of exhibits filed with the Securities and Exchange Commission (the “SEC”), but does not include the exhibits. If you wish to receive copies of the exhibits, please write to:

Investor Relations
First Community Bancorp
275 N. Brea Blvd.
Brea, California 92821

You may also send your request by facsimile to (714) 674-5377 or by e-mail to investor-relations@firstcommunitybancorp.com.

We also maintain a website at http://www.firstcommunitybancorp.com where you may view, print and download our public filings. In addition, the SEC maintains a website at http: //www.sec.gov that also contains our public filings.

To reduce costs, we may send only one copy of the Annual Report and Proxy Statement to shareholders who share the same last name and address, unless we receive contrary instructions from you. We will continue to mail a proxy card to each record shareholder.

If you prefer to receive multiple copies of the Annual Report and Proxy Statement at the same address, we will provide them promptly upon request. If your household is receiving multiple copies of the Annual Report and Proxy Statement, you may request to receive only one copy. If you hold your Company stock directly, you may contact us by writing to our mailing address or e-mail address listed above. If you hold your Company stock through a bank or broker, you should request additional copies of the Annual Report and Proxy Statement, or you may request to receive only one copy to your household by notifying them.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT

The following table sets forth information as of the Record Date regarding the beneficial owners of more than five percent of the outstanding shares of the Company’s common stock (the only class of equity outstanding). To the Company’s knowledge, based on the public filings which beneficial owners of more than five percent of the outstanding shares of the Company’s common stock are required to make with the SEC, there are no other beneficial owners of more than five percent of the outstanding shares of the Company’s common stock as of the Record Date other than those set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class(1)
Wellington Management Company LLP 75 State Street Boston, MA 02109	2,154,256	(2)	7.43%
John M. Eggemeyer 6051 El Tordo Rancho Santa Fe, California 92067	1,814,198	(3)	6.3%
Barclays Global Investors Japan Trust and Banking Company Limited Ebisu Prime Square Tower, 8th Floor 1-1-39 Hiroo Shibuya-Ku Tokyo 150-0012 Japan	1,480,414	(4)	5.11%

(1)                 Based on 28,832,985 shares of common stock of the Company issued and outstanding as of the Record Date, excluding 898,147 shares of unvested time-based and performance-based restricted stock. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days of the Record Date, are deemed to be outstanding for such person or persons but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)                 Based on a Schedule 13G filed February 14, 2007 by Wellington Management Company, LLP (the “Wellington 13G”). According to the Wellington 13G, Wellington Management Company, LLP has sole voting power over 1,612,936 shares of Company common stock and sole dispositive power over 2,111,956 shares of Company common stock.

(3)         Mr. Eggemeyer has direct beneficial ownership of 426,836 shares of Company common stock,  and indirect ownership of 2,646 shares held by a trust of which Mr. Eggemeyer is trustee. Mr. Eggemeyer shares voting power and investment power (i) through Castle Creek Capital Partners Fund IIa, LP, of which he is a principal, with respect to 973,506 shares; and (ii) through Castle Creek Capital Partners Fund IIb, LP, of which he is a principal, with respect to 411,210 shares. Mr. Eggemeyer’s ownership excludes 7,333 shares of unvested time-based restricted stock granted to Mr. Eggemeyer in December 2004; this restricted stock began vesting in December 2005 in annual one-third increments and vests in full upon a change in control of the Company. Mr. Eggemeyer’s ownership excludes 46,498 shares of common stock held by the trustee of the Deferred Plan (described below under the Section entitled “Compensation of Directors—Directors’ Deferred Compensation Plan” on page 17 of this Proxy Statement) and for which the participant does not have voting or investment power.

(4)                 Based on a Schedule 13G filed January 23, 2007 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited (the “Barclays Schedule 13G”). According to the Barclays Schedule 13G, in aggregate, the Barclays entities hold sole voting power over 1,410,213 shares of Company common stock and sole dispositive power over 1,480,414 shares of Company common stock.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table indicates the beneficial ownership of the Company’s common stock (the only class of equity outstanding) as of the Record Date by: (1) each of the Company’s current directors and nominees for election; (2) the Company’s Chief Executive Officer (the “CEO”), the Company’s Chief Financial Officer (the “CFO”) and the three most highly compensated executive officers of the Company during 2006 other than the CEO and the CFO (together as a group, the “Named Executive Officers”); and (3) all current directors, nominees for director, and executive officers of the Company as a group, based on the Company’s records and data supplied by each of the current directors, director nominees and executive officers.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name or Number of Persons in Group	Number of shares owned	Right to acquire within 60 days	Total		Percent of Class(2)
Directors and Director Nominees Who Are Not Named Executive Officers
John M. Eggemeyer Chairman of the Board, Current Director and Director Nominee	1,814,198	—	1,814,198	(3)	6.3%
Mark N. Baker Current Director and Director Nominee	60,668	—	60,668	(4)	*
Gary W. Deems Current Director and Director Nominee	73,945	—	73,945	(5)	*
Stephen M. Dunn Current Director and Director Nominee	22,200	—	22,200	(6)	*
Barry C. Fitzpatrick Current Director and Director Nominee	12,993	—	12,993	(7)	*
George E. Langley Current Director and Director Nominee	122,135	—	122,135	(8)	*
Susan E. Lester Current Director and Director Nominee	2,000	—	2,000		*
Timothy B. Matz Current Director and Director Nominee	45,782	—	45,782	(9)	*
Arnold W. Messer Current Director and Director Nominee	25,497	—	25,497	(10)	*
Daniel B. Platt Current Director and Director Nominee	2,080	—	2,080	(11)	*
Robert A. Stine Current Director and Director Nominee	19,703	—	19,703	(12)	*
David S. Williams Current Director and Director Nominee	38,728	3,000	41,728	(13)	*

Named Executive Officers
Matthew P. Wagner Chief Executive Officer of the Company, Current Director and Director Nominee	289,428	—	289,428	(14)	1.0%
Robert M. Borgman Executive Vice President, Credit Administration	63,313	—	63,313	(15)	*
Victor R. Santoro Executive Vice President and Chief Financial Officer of the Company	40,308	—	40,308	(16)	*
Michael L. Thompson Executive Vice President and Director, Human Resources	54,111	—	54,111	(17)	*
Jared M. Wolff Executive Vice President, General Counsel and Corporate Secretary of the Company	18,589	20,000	38,589	(18)	*
All Directors, Nominees and Executive Officers as a group (25 persons)	2,970,884	23,000	3,113,506		10.8%

                  * Represents less than 1.0% of the outstanding shares of the Company’s common stock calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See footnotes (1) and (2) below.

              (1) For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days. This includes options which will vest within 60 days of April 2, 2007. Unless otherwise indicated, the nature of the beneficial ownership is sole voting and investment power over the shares indicated.

              (2) Based on 28,832,985 shares of common stock of the Company issued and outstanding as of April 2, 2007, excluding 898,147 shares of unvested time-based and performance-based restricted stock. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days of April 2, 2007, are deemed to be outstanding for such person or persons but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

              (3) Mr. Eggemeyer has direct beneficial ownership of 426,836 shares of Company common stock  and indirect ownership of 2,646 shares held by a trust of which Mr. Eggemeyer is trustee. Mr. Eggemeyer shares voting power and investment power (i) through Castle Creek Capital Partners Fund IIa, LP, of which he is a principal, with respect to 973,506 shares; and (ii) through Castle Creek Capital Partners Fund IIb, LP, of which he is a principal, with respect to 411,210 shares. Mr. Eggemeyer’s ownership excludes 7,333 shares of unvested time-based restricted stock granted to Mr. Eggemeyer in December 2004; this restricted stock began vesting in annual one-third increments beginning in December 2005 and vests in full upon a change in control of the Company. Excludes 46,498 shares of common stock held by the trustee of the Deferred Plan and for which the participant does not have voting or investment power.

              (4) Mr. Baker has shared voting and investment power in 28,817 shares that are held in a trust of which he is co-trustee.

              (5) Mr. Deems has shared voting and investment power in 8,005 shares that are held in a trust of which he is a co-trustee and with respect to 299 shares held by family members sharing his household.

              (6) Mr. Dunn has indirect ownership of 4,900 shares held by the Romar Company Employees Profit Sharing Plan pursuant to which Mr. Dunn acts as trustee, and 17,300 shares held by Stephen M. Dunn doing business as W.S. Properties, a sole proprietorship. Excludes 4,669 shares of common stock held by the trustee of the Deferred Plan and for which the participant does not have voting or investment power.

              (7) Mr. Fitzpatrick has shared voting and investment power in 12,993 shares that are held in a trust of which he is co-trustee. Excludes 9,070 shares of common stock held by the trustee of the Deferred Plan and for which the participant does not have voting or investment power.

              (8) Mr. Langley has shared voting and investment power in 113,661 shares that are held in a trust of which he is a co-trustee. Excludes 965 shares of common stock held by the trustee of the Deferred Plan and for which the participant does not have voting or investment power.

              (9) Excludes 4,669 shares of common stock held by the trustee of the Deferred Plan and for which the participant does not have voting or investment power.

          (10) Mr. Messer has shared voting and investment power in 25,000 shares, which are held in joint tenancy with his wife, and with respect to 497 shares held by family members sharing his household. Excludes 2,613 shares of common stock held by the trustee of the Deferred Plan and for which the participant does not have voting or investment power.

          (11) Excludes 1,179 shares of common stock held by the trustee of the Deferred Plan and for which the participant does not have voting or investment power.

          (12) Mr. Stine has shared voting and investment power with respect to 19,703 shares that are held in a trust of which he is co-trustee. Excludes 8,883 shares of common stock held by the trustee of the Deferred Plan and for which the participant does not have voting or investment power.

          (13) Mr. Williams has sole voting and investment power with respect to 3,000 vested stock options, and shared voting and investment power with respect to 5,100 shares that are held in a trust of which he is co-trustee. Excludes 4,670 shares of common stock held by the trustee of the Deferred Plan and for which the participant does not have voting or investment power.

          (14) Mr. Wagner’s beneficial ownership amount does not include 4,175 shares of time-based restricted stock granted to Mr. Wagner in June 2004, which began vesting in annual one-third increments beginning June 14, 2005 and vests in full upon a change in control of the Company. Amounts also do not include 25,000 shares of time-based restricted stock granted to Mr. Wagner in January 2006 that vest in full in four years or upon a change in control of the Company. Amounts also do not include 100,000 shares of performance-based restricted stock granted to Mr. Wagner in January 2006 and 100,000 shares of performance-based restricted stock granted to Mr. Wagner in February 2007 that vest in full upon the Company obtaining the designated financial targets or upon a change in control of the Company. Excludes 25,949 shares of common stock held by the trustee of the Deferred Plan and for which the participant does not have voting or investment power.

          (15) Mr. Borgman has shared voting and investment power with respect to 63,313 shares that are held in a trust of which he is co-trustee. Mr. Borgman’s beneficial ownership amount does not include 1,670 shares of time-based restricted stock granted to Mr. Borgman in June 2004, which began vesting in annual one-third increments beginning June 14, 2005 and vests in full upon a change in control of the Company. Amounts also do not include 20,000 shares of performance-based restricted stock granted to Mr. Borgman in January 2006 that vest in full upon the Company obtaining the designated financial target or upon a change in control of the Company.

          (16) Mr. Santoro has shared voting and investment power with respect to 26,445 shares that are held in joint tenancy with his wife. Mr. Santoro’s beneficial ownership amount does not 1,670 shares of time-based restricted stock granted to Mr. Santoro in June 2004, which began vesting in annual one-third increments beginning June 14, 2005 and vests in full upon a change in control of the Company. Amounts also do not include 40,000 shares of performance-based restricted stock granted to Mr. Santoro in January 2006 and 40,000 shares of performance-based restricted stock granted to Mr. Santoro in February 2007 that vest in full upon the Company obtaining the designated financial targets or upon a change in control of the Company. Excludes 14,213 shares of common stock held by the trustee of the Deferred Plan and for which the participant does not have voting or investment power.

          (17) Mr. Thompson has shared voting and investment power with respect to 49,368 shares that are held in joint tenancy with his wife. Mr. Thompson’s beneficial ownership does not include 1,113 shares of time-based restricted stock granted to Mr. Thompson in June 2004, which began vesting in annual one-third increments beginning June 14, 2005 and vests in full upon a change in control of the Company. Amounts also do not include 25,000 shares of performance-based restricted stock granted to Mr. Thompson in January 2006 that vest in full upon the Company obtaining the designated financial target or upon a change in control of the Company.

          (18) Mr. Wolff’s holdings for which he has sole voting and investment power include 20,000 vested stock options. Mr. Wolff has shared voting and investment power with respect to 18,589 shares that are held in a trust of which he is co-trustee. Mr. Wolff’s beneficial ownership amount does not include 1,448 shares of time-based restricted stock granted in June 2004 to Mr. Wolff, which began vesting in annual one-third increments beginning June 14, 2005 and vests in full upon a change in control of the Company. Amounts also do not include 25,000 shares of performance-based restricted stock granted to Mr. Wolff in January 2006 and 25,000 shares of performance-based restricted stock granted to Mr. Wolff in February 2007 that vest in full upon the Company obtaining the designated financial targets or upon a change in control of the Company.

PROPOSAL 1: ELECTION OF DIRECTORS

Size of Board

The bylaws of First Community provide that the authorized number of directors shall not be less than 7 nor more than 15 with the exact number of directors to be fixed from time to time by resolution of a majority of the Board of Directors. The number of directors is currently fixed at 13 and the Board is currently composed of 13 directors. Ten directors were elected at the 2006 annual meeting of shareholders held on April 19, 2006.

Resignations and Appointments

In April 2006, Charles H. Green did not stand for re-election as a director and resigned from service on the Board of Directors. George E. Langley was appointed to the Board of Directors in July 2006 following the Company’s acquisition of Foothill Independent Bancorp in May 2006, and Mark N. Baker and Gary W. Deems were each appointed to the Board of Directors in November 2006 following the Company’s acquisition of Community Bancorp Inc. in October 2006.

Nominees

First Community’s Board of Directors has nominated 13 candidates for election. The persons named in the following table have been recommended by the Compensation, Nominating and Governance Committee of the Board (the “CNG Committee”) and approved by the Board of Directors as nominees for election to serve as directors of the Company until the next annual meeting of shareholders and until their successors are duly elected and qualified. All director nominees are current directors.

With respect to such election, absent any specific instruction in the proxies solicited by the Board, the proxies will be voted in the sole discretion of the proxy holders to effect the election of all 13 of the Board’s nominees, or as many thereof as possible under the rules of cumulative voting, if any persons are nominated other than by the Board of Directors. In the event that any of the Board’s nominees are unable to serve as directors, it is intended that each proxy will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. To the best of its knowledge, the Company has no reason to believe that any of the nominees will be unable to serve as directors.

Name	Principal Occupation During the Past Five Years	Age	Year First Elected or Appointed Director
Mark N. Baker	Executive Vice President of San Diego Wood Preserving Company since 1975. Manager of Baker Enterprises, LLC since 1972. Formerly, Director and Vice Chairman of Community Bancorp Inc., from June 2000 to October 2006.	60	2006
Gary W. Deems	Retired. Former Chairman of the Board, Community Bancorp Inc., from December 2001 to October 2006. Former Director, EVP and CAO of FP Bancorp.	60	2006
Stephen M. Dunn	Real estate development, brokerage and consulting and property management; President, Romar Company since March 1980.	59	2001

John M. Eggemeyer	Mr. Eggemeyer is Chairman of the Board of the Company. He is a co-founder and chief executive of Castle Creek Capital LLC, a merchant banking firm specializing in the financial services industry, and Castle Creek Financial LLC, a licensed broker/dealer. Mr. Eggemeyer is a director and Chairman of Centennial Bank Holdings, and Chairman and Chief Executive Officer of White River Capital Inc., and its wholly-owned subsidiary, Union Acceptance Corporation. Mr. Eggemeyer also serves as a trustee of Northwestern University and the Bishop’s School in La Jolla, CA.	61	2000
Barry C. Fitzpatrick	Attorney; Partner, Newnhan, Fitzpatrick, Weston & Brennan, LLP, since January 2005; Partner, Fitzpatrick & Showen, LLP, Counselors at Law, April 1996 to December 2004.	60	2000
George E. Langley	Retired. Former Director, President and Chief Executive Officer of Foothill Independent Bancorp from March 1992 to May 2006. Executive Vice President, Chief Financial Officer and Secretary of the Foothill Independent Bancorp from 1976 to 1992. Director of Casa Colina, Inc., a non-profit charitable corporation, since 1993.	66	2006
Susan E. Lester	Retired. Director, Arctic Cat, Inc. since August 2004; Chief Financial Officer, Homeside Lending, Inc., October 2001 to May 2002; Chief Financial Officer, U.S. Bancorporation, February 1996 to May 2000.	50	2003
Timothy B. Matz	Attorney; Partner, Elias, Matz, Tiernan & Herrick, Washington, D.C., since December 1972.	62	2001
Arnold W. Messer	President and Chief Operating Officer, Phoenix Pictures, since 1994; Executive Vice President, Sony Pictures Entertainment, 1992 to 1994.	61	2004
Daniel B. Platt	President, Del Mar Financial since May 2003; Executive Vice President and Chief Financial Officer, Burnham Pacific Properties, November 1995 to June 2002.	60	2003
Robert A. Stine	President and Chief Executive Officer, Tejon Ranch Company since May 1996; independent consultant, March 1995 to April 1996; President and Chief Executive Officer, Collins Development Co., June 1986 to March 1995.	60	2000
Matthew P. Wagner	President and Chief Executive Officer of the Company since September 2000; Director, Centennial Bank Holdings, Inc., since April 2004; President and Chief Executive Officer, Western Bancorp, October 1996 to November 1999.	50	2001

David S. Williams	Director, Williams Mechanical, Inc. 2006 to present. Chairman and CFO Williams Mechanical, Inc. 2003 to 2005; President and CFO, Williams Plumbing Company, Inc., 1979 to 2003. Chairman First Community Bank of the Desert, 1994 to 2000; Director First Community Bank of the Desert 1980 to 2000.	65	2000

Each holder of First Community common stock may vote their shares cumulatively for the election of directors if certain conditions are met at the Meeting. Cumulative voting provides each shareholder with a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, which such shareholder can then vote in favor of one or more nominees. For example, if you held 100 shares as of the Record Date, you would be entitled to 1,300 votes which you could then distribute among one or more nominees since there are 13 directors to be elected. Cumulative voting may only be exercised at the Meeting if (1) the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting and (2) at least one shareholder has given notice at the Meeting prior to the voting of such shareholder’s intention to cumulate his/her votes.

Vote Required and Recommendation of the First Community Board of Directors

Directors are elected by a plurality of votes cast for election of directors. Accordingly, the 13 director seats to be filled at the Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Board of Directors Recommendation.

The Board of Directors unanimously recommends that shareholders vote “FOR” all of the nominees listed above. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR each nominee listed above.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

The Company is committed to maintaining good corporate governance practices and adhering to high standards of ethical conduct. The Board regularly reviews its governance procedures and to ensure compliance with rapidly changing laws, rules and regulations that govern the Company’s business. The Company’s website at www.firstcommunitybancorp.com includes important information regarding Company policies and Board charters, including the Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics, as well as all of the Company’s SEC filings and press releases.

During the fiscal year 2006, the Board of Directors of the Company met seven times. The independent directors also met three times in executive session during 2006. The sessions of the independent directors were presided over by Mr. Robert Stine, who was elected by the independent directors as lead independent director for 2006. Mr. Robert Stine has been re-elected by the independent directors as lead director for 2007. No director attended less than 75% of the Company’s Board meetings or the Committee meetings on which he or she served during 2006, except for Mr. Steven Dunn who attended 75% (3 out of 4) of the Executive Committee’s regular meetings but missed the one special meeting of the Executive Committee due to late notice for the meeting. In 2006, two directors attended the 2006 Annual Meeting of Shareholders. The Board’s policy regarding director attendance at the Annual Meeting of Shareholders is that directors are welcome to attend, and that the Company will make all appropriate arrangements for directors that choose to attend and reimburse their reasonable expenses in connection therewith.

The current members of the committees of the Board of Directors are as follows:

Director	Asset Liability Management Committee	Audit Committee	Compensation, Nominating and Governance Committee	Executive Committee
Mark N. Baker		X
Gary W. Deems	X
Stephen N. Dunn			X	X
John M. Eggemeyer	X			C
Barry C. Fitzpatrick			C	X
George E. Langley	X
Susan M. Lester	X	X
Timothy B. Matz		C	X	X
Arnold W. Messer			X
Daniel B. Platt		X
Robert A. Stine		X	X
Matthew P. Wagner	C			X
David S. Williams		X	X

X = Member   C = Chair

Independence

A majority of the Board is composed of independent directors. At least annually, the Board, with the assistance of the CNG Committee, evaluates the independence of the directors based on the independence requirements of The Nasdaq Stock Market LLC (“Nasdaq”) listing standards and applicable SEC rules and regulations.

In February 2007, the Board affirmatively determined, upon the recommendation of the CNG Committee, that each director who served the Company during 2006 and each director and director nominee, with the exceptions of Mr. Wagner and Mr. Eggemeyer, meets the independence requirements of the Nasdaq listing standards and applicable SEC rules and regulations, including the independence requirements for committee membership. In making such determinations, the Board evaluated banking, commercial, service, familial or other transactions involving each director or immediate family member and their related interests and the Company, if any. For further information on Mr. Eggemeyer’s relationship with the Company, please see the Section entitled “Certain Relationships and Transactions with Related Persons” on page 38 of this Proxy Statement.

Asset Liability Management (“ALM”) Committee

During 2006, the ALM Committee met four times. The ALM Committee monitors compliance by the Company and its subsidiaries with the Company’s ALM policies and receives reports from the Company’s executive management ALM committee which oversees the management of the Company’s investment portfolio and asset/liability strategy on a day-to-day basis. The objective of the Company’s ALM policy is to manage balance sheet and off-balance sheet assets and liabilities in order to maximize the spread between interest earned and interest paid, to maintain acceptable levels of interest rate risk and to ensure that the Company has the ability to pay liabilities as they come due and to fund continued asset growth. The executive management members responsible for managing the Company’s ALM activities generally meet monthly to discuss ALM activities. The ALM Committee reviews management reports and management’s recommendations for the Company’s ALM strategies on a going forward basis, and oversees management’s development and implementation of asset/liability pricing in order to attain the overall strategic objectives of the Company.

Audit Committee

During 2006, the Audit Committee met ten times. The Board has determined that each member of the Audit Committee is financially literate and that each of Ms. Susan E. Lester and Mr. Daniel B. Platt is qualified as an audit committee financial expert and that each of them has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and the listing standards of Nasdaq. For additional information regarding the background and relevant experience of Ms. Lester and Mr. Platt, please see the table of director nominees on page 10 of this Proxy Statement. Information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee” included in this Proxy Statement, as well as in the Audit Committee charter. The charter of the Audit Committee was last amended as of February 6, 2007, a copy of which may be obtained on the Company’s website at http://www.firstcommunitybancorp.com under the section entitled “Corporate Governance.”

Compensation, Nominating and Governance (“CNG”) Committee

During 2006, the CNG Committee met five times. The CNG Committee reviews and approves or makes recommendations to the Board of Directors on matters concerning the salaries and benefits, including equity compensation, of the Company’s executive officers, and compensation of the directors and director independence, and reviews and approves the Company’s incentive compensation plans and equity-based plans, 401(k) plan(s), deferred compensation plan and other employee benefit plans. The CNG Committee also assists the Board of Directors in promoting the best interests of the Company and its shareholders through the implementation of sound corporate governance principles and practices, including the review and approval or ratification of related-party transactions of the Company. The CNG Committee also makes recommendations to the Board of Directors regarding the composition and size of the Board and its committees. In furtherance thereof, the CNG Committee identifies, evaluates and recommends candidates for the Company’s Board of Directors and considers nominees for director nominated by the Company’s shareholders in accordance with the Company’s bylaws. The CNG

Committee operates under a charter that was last amended as of February 7, 2007, a copy of which may be obtained on the Company’s website at www.firstcommunitybancorp.com under the section entitled “Corporate Governance.”

In identifying and recommending nominees for positions on the Board of Directors, the CNG Committee places primary emphasis on the criteria set forth under “Selection of Directors” in our Corporate Governance Guidelines, namely: (1) personal qualities and characteristics, accomplishments and professional reputation; (2) current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (3) ability and willingness to commit adequate time to Board and committee matters; (4) the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; (5) diversity of viewpoints, backgrounds and experience; and (6) the ability and skill set required and other relevant experience.

The CNG Committee does not set specific, minimum qualifications that nominees must meet in order for the CNG Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors. Members of the CNG Committee may seek input from other members of the Board in identifying possible candidates, and may, in its discretion, engage one or more search firms to assist in the recruitment of director candidates. The CNG Committee will consider candidates recommended by shareholders against the same criteria as nominees not proposed by shareholders. Shareholders who wish to submit nominees for director for consideration by the CNG Committee for election at our 2008 Annual Meeting should follow the process detailed in the section entitled “Other Business—Director Nominations” on page 41 of this Proxy Statement.

For further information on the Company’s processes and procedures for the consideration and determination of director compensation, please see the Section entitled “Compensation of Directors” on page 16 of this Proxy Statement. For further information on the Company’s processes and procedures for the consideration and determination of executive compensation, please see the Section entitled “Executive Compensation—Compensation Discussion and Analysis” on page 22 of this Proxy Statement.

Executive Committee

During 2006, the Executive Committee met five times. The Executive Committee reviews and makes recommendations to the Board of Directors with respect to strategy, acquisitions and other opportunities for the Company and acts on behalf of the Board, to the full extent permitted by law, when it is impractical for the full Board to meet. In addition, the Executive Committee is a forum to review other significant matters not addressed by the other Board committees and to make appropriate recommendations to the Board of Directors.

Family Relationships

There are no family relationships among any of the directors or executive officers of the Company.

Compensation Committee Interlocks and Insider Participation

During 2006, Stephen M. Dunn, Barry C. Fitzpatrick, Timothy B. Matz, Arnold W. Messer and David S. Williams served on the CNG Committee. Prior to retiring from the Board in April 2006, Mr. Charles H. Green also served on the CNG Committee. None of these directors was formerly an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves on the board of directors of any other company that has one or more executive officers serving as a member of the CNG Committee. In addition, no executive officer of the Company serves as a member of the compensation committee of the board of any other company that has one or more executive officers serving as a member of the Company’s Board of Directors. No such interlocking relationships existed during 2006.

COMPENSATION OF DIRECTORS

The Company compensates its non-management directors through an annual cash retainer, paid quarterly. The Company does not pay per Board meeting or per committee meeting fees. The Company’s directors have the option of participating in the Company’s Deferred Compensation Plan, which is further described below in this Section under “—Directors’ Deferred Compensation Plan” on page 17 of this Proxy Statement. The CNG Committee of the Board annually evaluates director compensation, and compares the compensation of the Company’s directors to that offered by peer companies. The Company also subscribes to surveys to further provide information on director compensation at peer companies. The CNG Committee recommends compensation for directors to the full Board, which in turn determines director compensation for each fiscal year. The compensation is designed to attract and retain qualified directors, and to compensate them for the time and risk associated with being a director. The Company reimburses its directors for their reasonable travel, lodging, food and other expenses incurred in connection with their service on the Board and its committees. The table below details director compensation for 2006.

2006 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John M. Eggemeyer, Chairman(2)	$100,000	—	—	—	—	$6,524,370	(1)	$6,624,370
Mark N. Baker(3)	$12,500	—	—	—	—	—		$12,500
Gary W. Deems(3)	$12,500	—	—	—	—	—		$12,500
Stephen M. Dunn(2)	$50,000	—	—	—	—	—		$50,000
Barry C. Fitzpatrick(2)	$50,000	—	—	—	—	—		$50,000
Charles H. Green(2)(4)	$12,500	—	—	—	—	—		$12,500
George E. Langley(2)(5)	$37,500	—	—	—	—	—		$37,500
Susan E. Lester	$50,000	—	—	—	—	—		$50,000
Timothy B. Matz(2)	$50,000	—	—	—	—	—		$50,000
Arnold W. Messer(2)	$50,000	—	—	—	—	—		$50,000
Daniel B. Platt(2)	$50,000	—	—	—	—	—		$50,000
Robert A. Stine(2)	$50,000	—	—	—	—	—		$50,000
Matthew P. Wagner	—	—	—	—	—	—		—
David S. Williams(2)	$50,000	—	—	—	—	—		$50,000

(1)                 Includes (i) $6,521,000 paid to Castle Creek Financial LLC, of which Mr. Eggemeyer is chief executive officer, in connection with services provided by Castle Creek Financial to the Company during 2006 pursuant to an agreement with Castle Creek Financial, dated November 17, 2005, and (ii) $3,370 for life insurance premiums paid by the Company. Please refer to the section entitled “Certain Relationships and Transactions with Related Persons” on page 38 for more information regarding this agreement.

(2)                 Amounts listed under “Fees earned or paid in cash” were deferred under the Company’s Directors’ Deferred Compensation Plan (the “Deferred Plan”). Please see the description of the Deferred Plan on page 17 of this Proxy Statement for more information.

(3)                 Mr. Baker and Mr. Deems were appointed to the Board in November 2006, following the completion of the Company’s acquisition of Community Bancorp Inc.

(4)                 Mr. Green retired from the Board in April 2006 following the 2006 Annual Meeting of Shareholders. Mr. Green did not stand for re-election.

(5)                 Mr. Langley was appointed to the Board in May 2006, following the completion of the Company’s acquisition of Foothill Independent Bancorp.

On February 7, 2007, based on recommendations from the CNG Committee, the Board of Directors approved the following compensation to be granted to non-employee directors of the Company for service on the Board during 2007:

Chairman of the Board	$120,000
Each other non-employee director	$60,000

Directors’ Deferred Compensation Plan

The Company has adopted a Directors’ Deferred Compensation Plan, or the Deferred Plan, that allows all directors of the Company and certain executive officers of the Company to elect by written notice to defer payment of all or a portion of their directors’ fees, in the case of outside directors, or base salary, bonus or other compensation in the case of employee directors, for the next succeeding calendar year into the Deferred Plan. The Deferred Plan permits participants to elect to have deferred amounts invested in a money market account or common stock of the Company. The Deferred Plan has been designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Participation in the Deferred Plan is voluntary and participants may not change their investment elections once made.

The Company has established a rabbi trust, or the Trust, that maintains a separate bookkeeping account for each of the participants in the Deferred Plan and holds the deferred amounts. U.S. Bank, N.A. has been appointed trustee of the Trust and recordkeeper of the Deferred Plan. All deferred amounts are deemed invested in a money market fund or deemed invested in shares of common stock of the Company depending on the election made by the participant. No preferential earnings rates are paid on deferred amounts. The value of a participant’s account is measured by the value of and income from Company common stock as well as by the value of interest received from funds invested in a money market account. Full power to construe, interpret and administer the Deferred Plan is vested with an Administrative Committee, which consists of certain executive officers of the Company and is chaired by the chief financial officer of the Company.

The Deferred Plan allows amendments to be made by the Board from time to time, provided that no such amendment may (without a director’s consent) alter rights to payments of amounts already credited or delay the time at which deferred amounts are scheduled to be paid. The Company intends to maintain the Deferred Plan and Trust in a manner that will allow ongoing availability of the exemption under SEC Rule 16b-3 (unless a ruling is received indicating that such exemption is not necessary) and therefore currently intends to submit to shareholders for approval any amendments which would materially increase the benefits available or the number of shares of common stock which may be issued under the Deferred Plan, or which would materially modify the requirements for participation in the Deferred Plan.

The Company pays all administrative expenses of the Deferred Plan for its participants as well as the applicable portion of the trustee’s and recordkeeper’s fees and expenses. Fees paid to the trustee and recordkeeper for administration of the Deferred Plan in 2006 were $8,293.

Not later than the next regularly scheduled meeting of the Administrative Committee following a participant’s termination of service, the Administrative Committee must direct the trustee to commence distribution of the amounts payable to such participant under the Deferred Plan and direct the trustee of the Trust as to the form of payment (whether in cash or in Company common stock). Amounts due under the Deferred Plan are paid in a lump sum or in annual installments, consistent with the method of payment selected by the participant at the time of his or her deferral election.

In the event of death, a participant’s payment shall be made to the persons named in the last written instrument signed by the participant and received by the Administrative Committee prior to the participant’s death, and in the event the participant fails to name any person, the amounts shall be paid to the participant’s estate.

The Company contributes deferred amounts into the Trust, which was established to aid in the accumulation of assets for the payment of amounts deferred. The Company may, in its discretion, contribute to the Trust an amount equal to the amounts deferred by the participants. As of December 31, 2006, the Trust had assets of $7.1 million and no accrued liabilities.

If the Company becomes insolvent, the trustee is required to cease payments from the Trust and dispose of Trust assets pursuant to the direction of a court of competent jurisdiction.

EXECUTIVE OFFICERS

The following table sets forth, as to each of the persons who currently serves as an executive officer of the Company, such person’s age (as of the Record Date), current position and the period during which such person has served in such position. Following the table is a description of each executive officer’s principal occupation during the past five years.

Name	Age	Position	Year in which assumed current position	Year hired by the Company
Christopher D. Blake	47	President of the Eastern Region, Pacific Western Bank	2002	2002
Robert M. Borgman	59	Executive Vice President, Credit Administration of the Company and Pacific Western Bank	2006	2000
Casey (Joe) Cecala	51	President of the Inland Empire Region, Pacific Western Bank	2006	2006
Mark Christian	43	Executive Vice President, Manager of Operations and Systems of the Company and Pacific Western Bank	2005	2000
Robert G. Dyck	50	Executive Vice President and Chief Credit Officer of the Company and Pacific Western Bank	2003	2001
William A. Hanna	62	President of the Los Angeles Region, Pacific Western Bank	2006	2006
Lynn M. Hopkins	39	Executive Vice President of the Company and Chief Financial Officer of Pacific Western Bank	2002	2002
Michael J. Perdue	52	President of the Company and of Pacific Western Bank	2006	2006
William T. Powers	66	President of the Desert Region, Pacific Western Bank	2000	2000
Victor R. Santoro	58	Executive Vice President and Chief Financial Officer of the Company, and Executive Vice President of Pacific Western Bank	2003	2003
Michael L. Thompson	61	Executive Vice President, Human Resources of the Company and Pacific Western Bank	2000	2000
Matthew P. Wagner	50	Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Pacific Western Bank	2000	2000
Jared M. Wolff	38	Executive Vice President, General Counsel and Secretary of the Company and Pacific Western Bank	2002	2002

Christopher D. Blake is President of the Eastern Region of Pacific Western Bank. Mr. Blake joined Pacific Western National Bank in October 1994 and served as Chief Credit Officer until being appointed Chief Operating Officer in December 1999. He became President of the Eastern Region when the bank was acquired by the Company on January 31, 2002.

Robert M. Borgman is Executive Vice President, Credit Administration of the Company and Pacific Western Bank. Mr. Borgman is also a director of Pacific Western Bank. Previously, Mr. Borgman served as President and Chief Executive Officer and a director of First National Bank from July 2003 to October 2006, and as Executive Vice President and Chief Credit Officer of the Company from the Company’s formation in May 2000 until July 2003. Prior to joining the Company, Mr. Borgman was Executive Vice President and Chief Credit Officer of Western Bancorp from August 1997 to November 1999. Prior to joining Western Bancorp, Mr. Borgman was the founder, President and Chief Executive Officer of National Business Finance, Inc., a national commercial finance and factoring organization headquartered in Denver, Colorado, from July 1987 to August 1997.

Joe Cecala is President of the Inland Empire Region of Pacific Western Bank. Prior to joining the Company in May 2006, Mr. Cecala was Executive Vice President and Chief Credit Officer, of Foothill Independent Bank from January 2003 to May 2006, and Senior Vice President and Chief Credit Officer from March 2001 to January 2003.

Mark Christian is Executive Vice President, Manager of Operations and Systems, of the Company and Pacific Western Bank. Prior to May 2005 when he assumed his current position, Mr. Christian was Senior Vice President, Operations and Systems, of the Company. Mr. Christian joined the Company in May 2000 with its acquisition of Rancho Santa Fe National Bank, where he had been Senior Vice President of Operations, since 1997.

Robert G. Dyck is Executive Vice President and Chief Credit Officer of the Company and Pacific Western Bank. Mr. Dyck also serves as a director of Pacific Western Bank. Prior to becoming Chief Credit Officer of the Company in November 2003, Mr. Dyck was Senior Vice President and Chief Credit Officer of Pacific Western National Bank since January 2001. Mr. Dyck was Senior Vice President and Chief Credit Officer of First Professional Bank from January 2000 to December 2000, when it was acquired by the Company. Mr. Dyck served as Senior Vice President and Senior Credit Officer for Western Bancorp from April 1997 to November 1999.

William A. Hanna is President of the Los Angeles Region of Pacific Western Bank. Prior to joining the Company in January 2006, he was President and Chief Executive Officer of Cedars Bank from July 1987 to January 2006 when Cedars Bank was acquired by the Company. Mr. Hanna also served as Chairman of Cedars Bank from October 2004 to January 2006.

Lynn M. Hopkins is Executive Vice President of the Company and Executive Vice President, Chief Financial Officer of Pacific Western Bank. Prior to joining the Company in January 2002, Ms. Hopkins was a Senior Vice President and Controller of California Community Bancshares, Inc., a California-based bank holding company, from February 2000 through December 2001 and, in addition, served as Chief Financial Officer of its wholly-owned subsidiary, Bank of Orange County, from July 2000 through December 2001. From August 1998 to January 2000, Ms. Hopkins was the Controller of Western Bancorp and the Chief Financial Officer of Southern California Bank.

Michael J. Perdue is President of Company and President of Pacific Western Bank. He also serves as a director of Pacific Western Bank. Prior to joining the Company in October 2006, Mr. Perdue was President, Chief Executive Officer and a director of Community Bancorp Inc. from December 2003 to October 2006, and Chief Operating Officer from July 2003 until December 2003. Prior thereto, he was Executive Vice President of Entrepreneurial Corporate Group and President of its subsidiary, Entrepreneurial Capital Corporation.

William T. Powers is President of the Desert Region of Pacific Western Bank. He formerly served as the President and Chief Executive Officer of First Community Bank of the Desert, a position he held from October 1993 to January 2002, when the bank was merged with Pacific Western National Bank and First Professional Bank, N.A.

Victor R. Santoro is Executive Vice President and the Chief Financial Officer of the Company, and Executive Vice President and a director of Pacific Western Bank. Prior to joining the Company in September 2003, Mr. Santoro was with KPMG LLP, where he had been a partner since 1980, focusing primarily on clients in the banking industry.

Michael L. Thompson is Executive Vice President, Human Resources of the Company and Pacific Western Bank. Prior to joining the Company in September 2000, Mr. Thompson was an Independent Consultant from November 1999 to September 2000. Mr. Thompson served as Senior Vice President—Human Resources of Western Bancorp from December 1998 to November 1999. Prior to joining Western Bancorp, Mr. Thompson was Senior Vice President of Human Resources for Citizens Business Bank from April 1989 to December 1998.

Matthew P. Wagner is Chief Executive Officer and a director of the Company. Mr. Wagner is also Chairman of the Board and Chief Executive Officer of Pacific Western Bank. Prior to joining the Company in September 2000, Mr. Wagner was President and Chief Executive Officer of Western Bancorp from October 1996 to November 1999.

Jared M. Wolff is Executive Vice President, General Counsel and Corporate Secretary of the Company and Pacific Western Bank. Mr. Wolff is also a director of Pacific Western Bank. Prior to joining the Company in October 2002, Mr. Wolff was associated with the Los Angeles office of the law firm Sullivan & Cromwell LLP, from January 2001 through September 2002. From October 1998 to August 2000, Mr. Wolff was Executive Vice President, Operations for eNutrition, Inc., a California retailer of nutritional supplements. Mr. Wolff is a member of the bars of the State of California and the State of New York.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In addition to its responsibilities to make recommendations for nominees to the Company’s Board and its committees and to oversee the governance and evaluation process of the Board and its committees, it is the duty of the CNG Committee to administer the Company’s compensation system and various incentive plans, including the Company’s 2003 Stock Incentive Plan, which we refer to as the 2003 Plan, the Executive Incentive Plan, or EIC Plan, and the Deferred Compensation Plan, or Deferred Plan. The CNG Committee reviews and approves compensation levels of members of executive management, including the five executives who are identified in the Summary Compensation Table on page 28 of this Proxy Statement (whom we refer to as our Named Executive Officers), evaluates the performance of the executive management team and considers executive management succession and related matters. With respect to the compensation of the CEO, the CNG Committee evaluates and recommends such compensation to the Board for approval. The CNG Committee reviews with the Board, at least annually, all material aspects of compensation for the Company’s executive officers.

Compensation Philosophy and Objectives

The primary goal of our compensation program is to link a substantial portion of executive compensation to the profitability of the Company. The CNG Committee achieves this goal by tying meaningful grants of equity compensation and an annual bonus to what it believes are the most significant measures of profitability: diluted earnings per share, or EPS, and in some cases EPS adjusted to exclude certain extraordinary charges as well as the effects of noncash expense items, or Cash EPS. The target goals for annual bonuses as well as for long term incentive awards, such as performance stock grants, are generally based on substantial increases in either EPS or Cash EPS performance.

The second goal of our compensation program is to align the interests of our executive officers with the interests of our shareholders. We accomplish this by establishing performance goals for incentive compensation and performance-based restricted stock that are tied to objectives that are meaningful to our shareholders, such as growth in EPS.

The third goal of the compensation program is to retain highly competent executives. Our executives, and particularly our Named Executive Officers, are talented managers and they are often presented with opportunities at other institutions, including opportunities at potentially higher compensation levels. The Company does not have employment agreements with any of its employees. Accordingly, we seek to retain our executives by setting base compensation and incentives at competitive levels and by awarding meaningful stock-based awards. The CNG Committee reviews executive compensation levels paid by peer companies across a range of asset sizes, based on available data. Key elements of compensation to our Named Executive Officers and other executive officers include payout following the achievement of long-range financial objectives. The CNG Committee intends to pay at the high end of the compensation scale, but only if the Company achieves financial performance at the high end of the peer group.

We combine the compensation elements for each of our Named Executive Officers and other executive officers in a way we believe will maximize such executive’s contribution to the Company. The CNG Committee has not established a policy or target for the allocation between either cash and non-cash or short-term and long-term compensation. Rather, the CNG Committee reviews and considers information provided by its independent compensation consultant, as well as surveys to which the Company subscribes, to determine the appropriate level and mix of base compensation, performance-based pay and other elements of compensation.

Annual Review of Executive Compensation Program

Generally, an overall review of compensation is conducted by the CNG Committee at the end of each fiscal year in advance of salary and compensation recommendations made at the beginning of the subsequent fiscal year in conjunction with the annual budgeting process. The CNG Committee engaged compensation consultants, Clarity One, Inc., in the fourth quarter of 2005 to conduct a competitive review of our executive compensation program in advance of compensation and budgeting decisions made in February 2006. The consultant analyzed the program against a peer group of publicly traded, regional financial institutions. The analysis included data generated from a variety of surveys and peer groups; the CNG Committee focused on peers in the range of $3 billion to $10 billion in assets. The consultant’s overall finding was that our executive compensation was generally in line with the peer group and our compensation philosophy. The CNG Committee also received guidance from compensation consultants Semler Brossy Consulting Group, LLC, in the fourth quarter of 2006 in advance of compensation determinations for 2007. The consultant provided a framework against which the CNG Committee, with assistance of certain members of management, evaluated compensation data. The peer group against which the Company evaluated its compensation ranged in assets from $3 billion to $12 billion and included the following financial institutions, among others: Bank of Hawaii Corporation, Boston Private Financial Holdings, Inc., Capitol Bancorp, Ltd., Cathay General Bancorp, CVB Financial Corp., East West Bancorp, First Republic Bank, Greater Bay Bancorp, Hanmi Financial Corporation, ITLA Capital Corporation, Pacific Capital Bancorp, Private Bancorp, SVB Financial Group and Umpqua Holdings Corp. Following the reviews in 2005 and 2006, the compensation of certain Named Executive Officers and other executive officers was adjusted upward, and grants of long-term equity awards were made, to ensure the overall compensation paid to our executives remains competitive and consistent with our compensation philosophy.

Components of Compensation

The Company compensates its executive officers in three ways: base compensation, annual cash bonus opportunity under our EIC Plan, and periodic grants of time-based and performance-based restricted stock under our 2003 Stock Incentive Plan. Our executives can defer base salary through our tax-qualified 401(k) plan and can defer base salary and bonus payments and invest in our common stock through our deferred compensation plan, which we refer to as the Deferred Plan (which is not tax-qualified). In addition, we provide change in control severance protection to our executive officers through our Executive Severance Pay Plan. We also provide certain perquisites to our executive officers, such as an auto allowance or use of company vehicle, reimbursement of club dues and life and disability insurance. The CNG Committee reviews at least annually all components of compensation payable to the CEO and the other executive officers, in terms of current compensation, long-term and incentive compensation, perquisites and payouts upon or following a change in control of the Company, to ensure that the compensation program is meeting the goals of the Company’s compensation philosophy described above.

Base Salary—The CNG Committee reviews the base compensation of the CEO and of the executive officers reporting to him. The CNG Committee makes compensation recommendations for the CEO to the full Board (excluding the CEO). Based on recommendations from the CEO, the CNG Committee evaluates and determines compensation levels for the other members of the Company’s executive management team. The CNG Committee reviews banking-related salary survey data related to the peer group, and may request guidance from an outside compensation consultant, before making any significant adjustment to overall base compensation. The CNG Committee does not tie its base compensation decisions to any particular formulas, measurements or criteria, but the Committee considers the Company’s performance, individual executive performance and compensation levels paid by comparable financial institutions, as well as economic conditions in the Company’s market areas and refers to analyses or guidance from consultants during the annual review process, as described above.

Annual Cash Bonus—Pursuant to the Company’s EIC Plan, annual cash bonuses are paid to executives based on the achievement of certain financial goals and satisfactory individual performance. Not all eligible executive officers will necessarily receive a bonus and not all eligible executive officers will necessarily receive the same bonus. Additional amounts may be paid as bonuses to members of the Company’s executive management team who are deemed by the CNG Committee to have achieved superior performance during the fiscal year.

Stock-Based Awards—Stock-based awards granted to executive officers of the Company under our 2003 Stock Incentive Plan, or 2003 Plan, may be granted from time to time at the discretion of the CNG Committee upon its own determination or recommendation from the CEO, and may be granted to the CEO upon recommendation of the CNG Committee and approval of the Board. Typically, grants to our Named Executive Officers and other executive officers of long-term incentive compensation in the form of performance-based restricted stock occur during the first quarter along with the formal annual evaluation of such executive’s total compensation. Additionally, grants may also coincide with promotions or the vesting of a previous grant. In considering whether to recommend the grant of an equity award and the size of the grant to be awarded, the CNG Committee considers, with respect to the executive officer, the salary level, the contributions expected toward the growth and profitability of the Company and survey data indicating grants made to similarly situated officers at comparable financial institutions, as detailed in reports or peer groups advised by its consultants, as described above under “—Annual Review of Executive Compensation Program.” The CNG Committee decides whether to approve the grant of equity awards, and the terms of such grant, after discussion with executive management presenting the grant proposals. The Company has chosen to grant time-based and performance-based restricted stock in lieu of granting stock options as future incentive compensation. Historically, the Company’s executive officers typically have been granted performance-based restricted stock. However, certain of the Company’s executive officers have been granted time-based restricted stock as a result of the Company’s recruiting efforts. The Company has not granted stock options since 2003, though it reserves the right to do so in the future, pursuant to the terms of the 2003 Plan. The Company decided to use performance-based restricted stock instead of stock options as a significant component of the incentive compensation for its senior executives employees because it more closely ties the incentive pay of executives to the performance of the Company and has a less dilutive effect to shareholders than stock option grants. While stock options and time-based restricted stock link an executive’s interests to those of shareholders, they do not have a performance component or measure. Because restricted stock generally has value whether or not the Company’s stock price fluctuates, the Company can grant fewer shares of restricted stock, resulting in less dilution to shareholders. The value of both time-based and performance-based restricted stock fluctuates directly with changes in our stock price and, with respect to performance-based restricted stock, only vests to the extent that specific internal financial performance targets are achieved. No vesting occurs, and the granted shares are forfeited, if the minimum or set performance target is not met. All granted shares accelerate vesting upon a change in control of the Company, as defined in the 2003 Plan.

401(k) Plan and Deferred Plan—Our 401(k) plan allows executives and other participants to defer a portion of their compensation, and provides a match of 3% of contributions up to 6% of their base salaries, subject to IRS limitations. Our Deferred Plan allows executives officers to defer a portion of their base salary and up to 100% of their bonus or incentive compensation, or equity awards, until termination or upon the occurrence of other specified events, and permits participants to elect to have deferred amounts deemed to be invested in a money market mutual fund or Company common stock.

Change in Control Protection—The Company has adopted an Executive Severance Pay Plan, which provides for severance compensation for our executive officers in the event of termination without “cause” or for “good reason” (as each is defined in the severance plan) within two years following a change in control. The purposes of the severance plan are to assist in recruiting, encourage retention and minimize the uncertainty and distraction caused by the current climate of bank acquisitions, and to allow our executive officers to focus on performance by providing transition assistance if there is a change in control. In addition, the program is intended to align executive and shareholder interests by enabling the executive officers to consider corporate transactions that are in the best interests of the shareholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives’ own employment. The Company believes that change in control arrangements should compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive’s personal wealth. Therefore, the severance plan requires that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason”, which is often referred to as a “double-trigger.” The double-trigger ensures that the Company will become obligated to make payments under the severance plan only if the executive is actually or constructively discharged as a result of the change in control. In addition, under the Company’s 2003 Plan, all granted equity awards fully vest upon a change in control. The Company determined that accelerated vesting is appropriate under this circumstance as a means to attract and retain executives in light of the uncertainty that accompanies increasing consolidation in the banking sector. For more information on the Severance Plan, please see the section entitled “Potential Payments on Termination and Change of Control” beginning on page 31 of this Proxy Statement.

2006 Executive Compensation

The CNG Committee (and the Board, in the case of the CEO) reviewed and approved the compensation of Matthew Wagner, the CEO, Victor Santoro, the CFO, and each of the other Named Executive Officers and executive officers for 2006.

2006 Base Salary.   The CNG Committee approved 2006 base salaries in February 2006, to take effect March 1, 2006. With respect to the Named Executive Officers, the CNG Committee increased base salaries for Mr. Wagner, Mr. Santoro, Mr. Wolff and Mr. Thompson following review of survey data as described above under “—Annual Review of Executive Compensation Program.”

2006 Annual Bonus.   No cash bonuses were awarded to the Named Executive Officers or other executive officers for 2006. The CNG Committee established the performance target, achievement levels and corresponding award opportunities under the EIC Plan in February 2006 for 2006 cash bonuses. Award opportunities are expressed as a percentage of base salary for each different level of performance target attainment. If the Company does not achieve at least threshold performance for a year, no bonus is earned under the EIC Plan. For 2006, target performance was established as discussed below, and threshold and maximum performance were set at 90% and over 100% of the target, respectively.

The following are the target performance levels and corresponding award opportunities that were approved for the Company’s executive officers for 2006:

Achievement Level and Award Opportunities
Participant	90% of EPS Target	100% of EPS Target	Over 100% of EPS Target
CEO	60% of Base Salary	100% of Base Salary	CNG Committee/Board Discretion
Other Executive Officers	50% of Base Salary	80% of Base Salary	CNG Committee Discretion

The performance target under the EIC Plan generally represents a meaningful increase in fully-diluted EPS over the previous fiscal year and is the EPS set forth in the Company’s annual approved budget. Not all eligible executive officers will necessarily receive a bonus and not all eligible executive officers will necessarily receive the same bonus. Additional amounts may be paid as bonuses to members of the Company’s executive management team who are deemed by the CNG Committee to have achieved superior performance during the fiscal year.

The EPS Target for 2006 was set at $3.72 (as adjusted to include the acquisitions of Foothill Independent Bancorp and Community Bancorp Inc., a 25% increase over 2005 fully-diluted EPS). In

February 2007, the CNG Committee evaluated Company performance in 2006 relative to the EIC Plan. For fiscal 2006 the Company achieved fully diluted EPS of $3.21, or 86% of the EPS Target. Although the CNG Committee evaluated the numerous accomplishments achieved during the year, and the substantial effect on earnings from certain one-time events, the CNG Committee determined that the Company did not achieve the minimum threshold for 2006 of 90% of the EPS Target, and accordingly the CNG Committee did not award bonuses to the Named Executive Officers or other executive officers for 2006 under the EIC Plan.

The EPS Target for 2005 was set at $2.66 (a 17% increase over 2004 fully-diluted EPS of $2.27) and for fiscal 2005 the Company achieved fully diluted EPS of $2.98. Based on the substantial increase in EPS representing 112% of the EPS Target, pursuant to the terms of the EIC Plan, the CNG Committee exercised its discretion to award bonuses for 2005 performance to the Named Executive Officers representing anywhere from 80% to 120% of 2005 base salary, and in the case of Mr. Wagner recommended a bonus equal to 150% of his 2005 base salary, which the Board approved.

We are proposing certain changes to the EIC Plan and seeking shareholder approval for such changes. Please see Proposal 2 on page 35 of this Proxy Statement for more information regarding the proposed changes to the EIC Plan.

Stock-Based Awards.   In January 2006, the CNG Committee granted performance-based restricted stock to the Company’s executive officers, including the Named Executive Officers, as a long term incentive grant. Mr. Wagner was also granted shares of time-based restricted stock in February 2006. These grants were made to enhance shareholder value and executive retention by providing further long-term performance incentives to executive officers of the Company following vesting of three-fourths of a performance grant made in July 2003, which vested in full in January 2007. The grant to Mr. Wagner of time-based restricted stock was made in order to increase his overall compensation following the CNG Committee’s recommendation, and the Board’s concurrence, that Mr. Wagner’s compensation should be increased based on the CNG Committee’s annual compensation review.

The performance-based restricted stock grants vest in whole upon the achievement of a substantial increase in EPS. Any unvested shares of existing performance-based restricted stock grants expire and are forfeited if the performance targets are not met by the expiration date in 2013. The CNG Committee set the EPS target at a level that would require consistent, high performance by the Company for several years and that would provide a meaningful return to shareholders. All currently outstanding grants of performance-based restricted stock vest upon attainment of 100% of the performance target, or a change in control. The Company believes that its future earnings performance is inherently uncertain, and subject to a variety of risks, such as competitive and economic risks. The performance target is likely to be achieved only if the Company is able to deliver meaningful growth in EPS.

Events in 2007 Affecting Executive Compensation

As described above, the CNG Committee reviewed all components of executive compensation in the first quarter of 2007. In addition to determining that the Company did not meet its criteria under the EIC Plan to award bonuses for 2006, based on its review of the Company’s performance, the growth of the Company and peer compensation, the CNG Committee approved certain increases in base salary for executive officers, and recommended, and the Board approved, changes in salary for the CEO, Matt Wagner. The CNG Committee also approved, and in the case of Mr. Wagner the Board approved, grants of performance-based restricted stock to Mr. Wagner and certain Named Executive Officers and other executive officers under the 2003 Plan. Additionally, the CNG Committee established the performance target, achievement levels and award opportunities for 2007 under the Company’s EIC Plan. Please see Proposal 2 on page 35 of this Proxy Statement for more information regarding the EIC Plan.

Statement Regarding Deductibility

Under Internal Revenue Code Section 162(m), the Company’s tax deduction may be limited to the extent total compensation paid to the CEO, CFO or any of the other three most highly compensated executive officers exceeds $1 million in any one tax year. The deduction limit does not apply to payments that qualify as “performance-based” provided certain requirements are met, including receipt of shareholder approval. Regulations under Section 162(m) also permit stock options to be excluded from compensation if certain conditions are met, but restricted stock and restricted stock awards (other than performance-based stock and performance-based stock awards) may not be exempt if the aggregate compensation of the executive officer would exceed the limit. The CNG Committee believes that all performance-based restricted stock granted under the 2003 Plan meet these conditions. Generally, it is the intent of the CNG Committee to structure the Company’s cash and stock-based compensation programs so that compensation payments and stock-based awards are tax deductible. We are seeking shareholder approval of the Company’s EIC Plan, in order to ensure future bonus awards under that plan meet the requirements for deductibility under Section 162(m). Please see Proposal 2 on page 35 of this Proxy Statement for more information with respect to the EIC Plan. However, the CNG Committee reserves the discretion to make payments or stock-based awards that are not tax deductible.

COMPENSATION COMMITTEE REPORT

The Compensation, Nominating and Governance Committee, or CNG Committee, of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the CNG Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation, Nominating and
Governance Committee

Stephen M. Dunn
Barry C. Fitzpatrick, Chairman
Timothy B. Matz
Arnold W. Messer
David S. Williams

2006 Summary Compensation Table

The following table sets forth for 2006 the compensation for the Company’s CEO, CFO and for each of the three most highly compensated executive officers of the Company during 2006, other than the CEO and CFO, serving as executive officers at the end of 2006. These five persons are referred to collectively as our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)(3)	Total ($)
Matthew P. Wagner	2006	$491,667	—	$1,498,565	—	—	$207,758	$2,197,990
Chief Executive Officer
Victor R. Santoro	2006	$341,667	—	$672,442	—	—	$84,763	$1,098,872
Executive Vice President and Chief Financial Officer
Jared M. Wolff	2006	$251,667	—	$303,999	—	—	$55,204	$610,870
Executive Vice President, General Counsel and Secretary
Robert M. Borgman	2006	$225,000	—	$284,913	—	—	$62,819	$572,732
Executive Vice President, Credit Administration
Michael L. Thompson	2006	$162,500	—	$284,913	—	—	$66,675	$521,138
Executive Vice President, Human Resources

(1)                 Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), and thus may include amounts from awards granted in and prior to 2006. For further information on these amounts, see footnote 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K.

(2)                 Dividends on the unvested performance-based or time-based restricted stock are paid at the same rate as that paid on the Company’s outstanding common stock when declared by the Board of Directors. The amounts of such dividends paid are included in “All Other Compensation” in the above table.

(3)                 Includes Company contributions to the 401(k) plan for Messrs. Wolff, Thompson and Borgman of $6,300, $5,387 and $6,300, respectively. Includes either personal use of Company owned automobiles or cash automobile allowance of $2,046 for Mr. Wagner, $11,500 for Mr. Santoro, $942 for Mr. Wolff, $12,000 for Mr. Thompson, and $3,345 for Mr. Borgman. Includes reimbursement of club dues for Mssrs. Wagner, Santoro, Wolff and Borgman of $9,766, $4,170, $4,319 and $9,495, respectively. Includes life and disability insurance premiums paid by the Company of $8,197 for Mr. Wagner, $5,854 for Mr. Santoro, $1,691 for Mr. Wolff, $7,932 for Mr. Thompson, and $5,556 for Mr. Borgman.

2006 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#) (2)	Target (#)	Maximum (#)	Units (#) (3)	Options (#)	Awards ($/ Sh)	and Option Awards ($)
Matthew P. Wagner	1/3/06	—	—	—	100,000	—	—	—	—	—	$ 5,421,000
	2/8/06	—	—	—	—	—	—	25,000	—	—	$ 1,486,750
	—	$ 300,000	$ 500,000	(1)	—	—	—	—	—	—	—
Victor R. Santoro	1/3/06	—	—	—	40,000	—	—	—	—	—	$ 2,168,000
	—	$ 175,000	$ 280,000	(1)	—	—	—	—	—	—	—
Jared M. Wolff	1/3/06	—	—	—	25,000	—	—	—	—	—	$ 1,355,250
	—	$ 130,000	$ 208,000	(1)	—	—	—	—	—	—	—
Robert M. Borgman	1/3/06	—	—	—	20,000	—	—	—	—	—	$ 1,084,200
	—	$ 112,500	$ 180,000	(1)	—	—	—	—	—	—	—
Michael L. Thompson	1/3/06	—	—	—	25,000	—	—	—	—	—	$ 1,355,250
	—	$ 82,500	$ 132,000	(1)	—	—	—	—	—	—	—

(1)                 Amounts indicated represent potential awards for 2006 under the Company’s Executive Incentive Plan, or EIC Plan. No bonuses were awarded to the Named Executive Officers for 2006 performance. Pursuant to the EIC Plan, the Board’s CNG Committee (or the Board, in the case of the CEO) may award, at its or his discretion, an amount exceeding the possible payouts listed above if the performance target under the plan is exceeded, or may award a bonus if the threshold performance target is not achieved. We have proposed revising the EIC Plan to eliminate such discretion in the case of the cash bonus awards intended to be “performance-based” incentives for purposes of Section 162(m) of the Internal Revenue Code. Please see Proposal 2 beginning on page 35 of this Proxy Statement for more information.

(2)                 Granted pursuant to the Company’s 2003 Plan. Grants are long-term incentive grants of shares of performance-based restricted stock that vest in full upon attainment of performance target. Dividends are paid on unvested performance-based and time-based restricted stock at the same rate as dividends paid to shareholders generally on the Company’s common stock. Restrictions on all shares of unvested performance-based and time-based restricted stock lapse, and shares accelerate vesting, upon a change in control of the Company.

(3)                 Granted pursuant to the Company’s 2003 Plan. Grant is shares of time-based restricted stock that vests in full in February 2010. Dividends are paid on unvested performance-based and time-based restricted stock at the same rate as dividends paid to shareholders generally on the Company’s common stock. Restrictions on all shares of unvested performance-based and time-based restricted stock lapse, and shares accelerate vesting, upon a change in control of the Company.

The Company does not have employment agreements with any of its Named Executive Officers. No bonus awards under the EIC Plan were made to the Named Executive Officers or other executive officers for 2006. For more information, see “—Compensation Discussion and Analysis—2006 Executive Compensation.”

2006 Outstanding Equity Awards At Fiscal Year-End

	Option Awards					Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Matthew P. Wagner	—	—	—	—	—	29,175	$1,524,977	125,000	$6,533,750
Victor R. Santoro	—	—	—	—	—	1,670	$87,291	40,000	$2,090,800
Jared M. Wolff	20,000	—	—	$30.66	10/30/07	1,448	$75,687	31,250	$1,633,438
Michael L. Thompson	10,000	—	—	$26.81	7/24/07	1,113	$58,177	31,250	$1,633,438
Robert M. Borgman	—	—	—	—	—	1,670	$87,291	27,500	$1,437,425

(1)      Granted pursuant to the Company’s 2003 Plan. Grants are shares of time-based restricted stock that vest in thirds over three years. Outstanding shares represent remaining third of original grant and are scheduled to vest in June 2007. Dividends are paid on unvested performance-based and time-based restricted stock at the same rate as dividends paid to shareholders generally on the Company’s common stock. Restrictions on all shares of unvested performance-based and time-based restricted stock lapse, and shares accelerate vesting, upon a change in control of the Company.

(2)      Market value is determined using the December 29, 2006 closing price of First Community common stock of $52.27 per share.

(3)      Granted pursuant to the Company’s 2003 Plan. Grants are long-term incentive grants of shares of performance-based restricted stock that vest in full upon attainment of performance target. Dividends are paid on unvested performance-based and time-based restricted stock at the same rate as dividends paid to shareholders generally on the Company’s common stock. Restrictions on all shares of unvested performance-based and time-based restricted stock lapse, and shares accelerate vesting, upon a change in control of the Company.

2006 Option Exercises And Stock Vested Table

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew P. Wagner	200,000	$7,244,000	29,175	$1,641,663
Victor R. Santoro	—	—	15,003	$820,280
Robert M. Borgman	20,000	$863,000	9,170	$517,340
Jared M. Wolff	—	—	7,699	$434,528
Michael L. Thompson	426	$18,382	7,364	$414,396

Deferred Compensation

Directors’ Deferred Compensation Plan.   The Company maintains a deferred compensation plan, or the Deferred Plan, that allows all directors of the Company and certain executive officers of the Company, to elect by written notice to defer payment of all or a portion of their directors’ fees, in the case of outside directors, or base salary, bonus or other compensation in the case of executive officers, for the next succeeding calendar year into the Deferred Plan. Please see the description of the Deferred Plan on page 17 of this Proxy Statement under the section entitled “Compensation of Directors—Directors’ Deferred Compensation Plan” for more information regarding the Deferred Plan. The table below details certain information regarding participation during 2006 of those of our Named Executive Officers who participate in the Deferred Plan.

2006 Nonqualified Deferred Compensation

Named Executive Officer	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Matthew P. Wagner	$246,868	(1)	—	($40,733)	—	$1,349,308
Victor R. Santoro	—		—	($10,896)	—	$736,549

(1)                 Represents 4,175 shares of time-based restricted stock contributed to the plan multiplied by the per share market value of First Community common stock on the vesting date.

(2)                 Represents dividends on First Community common stock in the Deferred Plan and interest on a short-term cash investment less the decline in the market price of First Community common stock from December 31, 2005 to December 31, 2006.

(3)                 Based on information and reports prepared by US Bank, the plan administrator.

Potential Payments on Termination and Change in Control

Change in Control Severance Plan.   The Company has an Executive Severance Pay Plan, or the Severance Plan, in which the Named Executive Officers, and other company officers, are participants. The Severance Plan provides severance to participants in the event of a change in control and, within two years thereof, termination of employment by a participant for Good Reason or termination of a participant other than for Cause. Under those circumstances, the Company will (i) provide or pay, as the case may be, the participant (A) his or her accrued base salary and benefits through termination, plus his or her pro rata target annual bonus for the year in which the participant is terminated, and (B) a designated multiple of the participant’s annual compensation (annual base salary plus annual target bonus, auto allowance and club dues) and (ii) provide the participant and his or her dependents with medical, dental and vision coverage for the number of years corresponding to the participant’s severance multiple, unless the participant obtains other health coverage. If a participant is subject to any excise tax imposed under Section 4999 of the Internal Revenue Code by reason of a change in control, then the Company will pay to the participant an amount as specified in the Severance Plan. In consideration for the severance, a participant will be subject to a non-solicitation covenant following any termination of his or her employment for the number of years corresponding to the participant’s severance multiple. Mr. Wagner has a severance multiple of 3 and each of the other Named Executive Officers has a severance multiple of 2. The Severance Plan is administered by the Company’s Compensation, Nominating and Governance Committee and was last amended and approved on April 9, 2007.

Under the Severance Plan:

•       a “Change in Control” generally means (1) a change in the majority control of the Company; (2) a change in the majority (two-thirds under the 2003 Stock Incentive Plan) control of the Company’s Board of Directors; or (3) the consummation of certain business combinations, including a reorganization, merger or consolidation, or the sale of all or substantially all of the assets of the Company, if the Company’s shareholders do not hold at least a majority (70% under the 2003 Stock Incentive Plan) of the combined voting power of the resulting company and the existing directors do not constitute at least half (two-thirds under the 2003 Stock Incentive Plan) of the board of directors of the resulting company.

•       “Good Reason” generally means (1) the executive is assigned duties inconsistent with his position and present responsibilities; (2) the executive’s base salary is reduced or benefits are significantly reduced; (3) the executive is terminated other than for Cause (see below); or (4) the executive is required to be based more than 25 miles from the location of his place of employment immediately before the Change in Control, except for normal business travel in connection with his duties with the Company. Isolated, insubstantial and inadvertent actions, taken in good faith and fully corrected by the Company before the date of termination do not generally constitute Good Reason.

•       “Cause” generally refers to (1) an executive’s intentional, continued failure to perform his duties for reasons other than physical or mental illness; or (2) an intentional illegal act or gross misconduct which is materially and demonstrably injurious to the Company, as determined by a vote of two-thirds of the board of directors of the Company.

The following table sets forth the potential payments that may be made to the Named Executive Officers upon a termination in connection with a change in control or otherwise. Except as described pursuant to the Severance Plan, there are no agreements, arrangements or plans that entitle executive officers to severance, perquisites or other enhanced benefits upon termination of their employment. Any agreement to provide such payments or benefits to a terminated executive officer (other than following a change in control) would be in the discretion of the CNG Committee. The payments calculated below are based on the executive’s salary as of December 31, 2006 and indicate payments that would have been received by the Named Executive Officers if the relevant termination had taken place on December 31, 2006.

Named Executive Officer	Bonus ($)	Base Salary ($)	Acceleration of Unvested Stock Awards ($)(5)(6)	Continuation of Medical/Welfare Benefits ($)(7)	Excise Tax Gross Up ($)(8)	Other Amounts(9)	Total Termination Benefits ($)
Matthew P. Wagner
Voluntary Termination	—	—	—	—	—	—	—
Involuntary Termination(2)	—	$174,679	$218,227	—	—	—	$392,906

Termination without Cause or for Good Reason after Change in Control(1)(3)(4)	$1,500,000	$1,500,000	$8,058,727	$46,620	$4,269,795	$89,889	$15,465,031
Disability(10)	—	—	—	—	—	—	—
Death(10)	—	—	$8,058,727	—	—	—	$8,058,727
Victor R. Santoro
Voluntary Termination	—	—	—	—	—	—	—
Involuntary Termination(2)	—	$122,276	$87,291	—	—	—	$209,567
Termination without Cause or for Good Reason after Change in Control(1)(3)(4)	$560,000	$700,000	$2,178,091	—	$1,575,729	$44,048	$5,057,868
Disability(10)	—	—	—	—	—	—	—
Death(10)	—	—	$2,178,091	—	—	—	$2,178,091
Jared M. Wolff
Voluntary Termination	—	—	—	—	—	—	—
Involuntary Termination(2)	—	$90,833	$75,687	—	—	—	$166,520
Termination without Cause or for Good Reason after Change in Control(1)(3)(4)	$416,000	$520,000	$1,709,124	$42,916	$1,072,999	$36,020	$3,797,059
Disability(10)	—	—	—	—	—	—	—
Death(10)	—	—	$1,709,124	—	—	—	$1,709,124
Robert M. Borgman
Voluntary Termination	—	—	—	—	—	—	—
Involuntary Termination(2)	—	$78,606	$87,291	—	—	—	$165,897
Termination without Cause or for Good Reason after Change in Control(1)(3)(4)	$360,000	$450,000	$1,524,716	$45,452	$870,978	$54,102	$3,305,248
Disability(10)	—	—	—	—	—	—	—
Death(10)	—	—	$1,524,716	—	—	—	$1,524,716
Michael L. Thompson
Voluntary Termination	—	—	—	—	—	—	—
Involuntary Termination(2)	—	$57,644	$58,177	—	—	—	$115,821
Termination without Cause or for Good Reason after Change in Control(1)(3)(4)	$264,000	$330,000	$1,691,614	$31,080	$918,494	$39,864	$3,275,052
Disability(10)	—	—	—	—	—	—	—
Death(10)	—	—	$1,691,614	—	—	—	$1,691,614

              (1) Assumes an effective date of a change in control of December 31, 2006. In addition to the payments provided in this row, in the event the Named Executive Officer is terminated within 24 months following a change in control either (i) by the Company for any reason other than cause or (ii) by the executive for Good Reason, the executive is entitled to receive accrued benefits, including salary and bonus, which are earned through the date of termination.

              (2) Under the Company’s employee severance policy, full-time employees of the Company are entitled to receive a severance benefit in the event their employment is terminated because of the elimination of a previously required position or previously required service, or due to the consolidation of departments, abandonment of plants or offices, or technological change or declining business activities, where such termination is intended to be permanent. The amount of severance benefit is determined based on the length of service and the employee’s base salary. In general, an eligible employee is entitled to a severance benefit of one week of base salary for each year of service plus a supplemental severance benefit based on level and term of service.  Amounts based on 18 weeks salary for each Named Executive Officer.

              (3) The Severance Plan is a “double trigger” program, meaning payments are made only if the employee suffers a covered termination of employment within two years following the change in control. The amounts shown in the first three columns of the above table for “termination without cause or for good reason after change in control” are based on the following assumptions and provisions of the Severance Plan: in the event the named executive is terminated within two years after a change in control either (i) by the Company for any reason other than cause or (ii) by the executive for good reason, the Company is required to pay an amount equal to 200% (300% in the case of Mr. Wagner) of the sum of the executive’s base salary and target EIC Plan award. For a termination at December 31, 2006:

•        Mr. Wagner had a base salary of $500,000 and an EIC Plan target of 100% of his base salary, or $500,000;

•        Mr. Santoro had a base salary of $350,000 and an EIC Plan target of 80% of his base salary, or $280,000;

•        Mr. Wolff had a base salary of $260,000 and an EIC Plan target of 80% of his base salary, or $208,000;

•        Mr. Borgman had a base salary of $225,000 and an EIC Plan target of 80% of his base salary, or $180,000; and

•   Mr. Thompson had a base salary of $165,000 and an EIC Plan target of 80% of his base salary, or $132,000.

              (4) The EIC Plan is an annual cash-based performance incentive plan under which payments are made in the year following the year in which performance is measured. For purposes of this table, the EIC Plan numbers represent target payments under the plan in 2007 for 2006 performance. See “Compensation Discussion and Analysis—2006 Executive Compensation” on page 25 of this Proxy Statement for more information regarding the EIC Plan. See also Proposal 2 beginning on page 35 of this Proxy Statement for information regarding changes to the EIC Plan being submitted to the Company’s shareholders for approval.

              (5) Under the 2003 Plan, upon a change in control, any unvested stock options, unvested time-based or performance-based restricted stock, or other equity awards would fully vest. The Company ceased granting stock options in 2003 and all outstanding stock options have vested. The amounts in this column represent the value of the unvested time-based and performance-based restricted stock held by the Named Executive Officers based on the closing price of the Company’s common stock on December 29, 2006, the last trading day of 2006.

              (6) For amounts listed with respect to termination without cause or for good reason after a change in control, the payments relating to time-based and performance-based shares represent the value of unvested and accelerated stock as of December 31, 2006, calculated by multiplying the number of accelerated shares by the closing price of Company stock on December 29, 2006.

              (7) Represents reimbursement for Cobra payments based on employee’s premiums for health and dental insurance at December 31, 2006 multiplied by employee’s severance multiple.

              (8) Upon a change in control of the Company, the executive may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. The Company has agreed to reimburse each named executive officer for all excise taxes that are imposed on the executive under Section 4999 and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 4999 excise taxes. The calculation of the 4999 gross-up amount in the above tables is based upon a 4999 excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 10.3% state income tax rate.

              (9) Other amounts include three-times the sum of the amounts for automobile allowance, life and disability insurance premiums paid by the Company, and club dues for Mr. Wagner and two-times the sum of the same amounts for the other named executive officers. The amounts shown in the table do not include distributions of plan balances under the Company’s Directors Deferred Compensation Plan, which are fully vested. Mr. Wagner and Mr. Santoro are the only Named Executive Officers who currently participate in the Deferred Plan. Please refer to page 31 and the table entitled “2006 Deferred Compensation” for balances held as of December 31, 2006.

          (10) Death and Disability. A termination of employment due to death or disability does not entitle the Named Executive Officers to any payments or benefits that are not available to salaried employees generally. However, unvested stock awards vest upon death.

Equity Compensation Plan Information

On May 28, 2003, the Company’s shareholders approved the 2003 Stock Incentive Plan (the “2003 Plan”), which amended and restated the Company’s 2000 Stock Incentive Plan. On May 26, 2004, the Company’s shareholders approved certain amendments to the 2003 Plan to modify the terms pursuant to which the administrator of the 2003 Plan could grant awards and to increase the shares authorized for issuance under the 2003 Plan. On April 19, 2006, the Company’s shareholders approved an amendment and restatement of the plan to increase the shares authorized for issuance under the 2003 Plan.  Currently, the 2003 Plan provides for the issuance of performance and restricted stock grants, stock appreciation rights and options to purchase up to 3,500,000 shares of the Company’s common stock. Information relating to shares of the Company’s common stock that may be issued under the Company’s 2003 Plan is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. No shareholder action on the 2003 Plan is being requested at the Meeting.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to (i) assist Board oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence, and (d) the performance of the independent auditors and the Company’s internal audit function; (ii) decide whether to appoint, retain or terminate the Company’s independent auditors and to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; and (iii) prepare this Report. The Board has determined, upon recommendations from the CNG Committee, that each member of the Audit Committee is financially literate and that each of Ms. Susan E. Lester and Mr. Daniel B. Platt is qualified as an audit committee financial expert and that each of them has accounting or relating financial management expertise, in each case in accordance with the rules of the SEC and the listing standards of Nasdaq.

The Audit Committee operates pursuant to a written charter that was last amended and restated as of February 6, 2007. A copy of the Audit Committee charter may be obtained on the Company’s website at http://www.firstcommunitybancorp.com under the section entitled “Corporate Governance.” As set forth in such charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and audit management’s assessment of the effectiveness of internal control over financial reporting.

During 2006, the Audit Committee performed all of its duties and responsibilities under the Audit Committee Charter. The Audit Committee has reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2006 with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the reports and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for 2006 be included in its Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

AUDIT COMMITTEE

Mark N. Baker
Susan E. Lester
Timothy B. Matz, Chairman
Daniel B. Platt
Robert A. Stine
David S. Williams

PROPOSAL 2: APPROVAL OF THE 2007 EXECUTIVE INCENTIVE PLAN

Introduction

As described above under “Compensation Discussion & Analysis”, an element of the Company’s executive compensation historically has consisted of annual cash bonuses awarded pursuant to the Company’s executive incentive plan, or EIC Plan. While awards under the EIC Plan have been performance-based, the Compensation, Nominating and Governance (“CNG”) Committee of the Board of Directors retained discretion to award bonuses even when the relevant performance target was either exceeded or not met. For this and other reasons, awards under the EIC Plan for specified employees counted towards the $1 million limit set by the Internal Revenue Code beyond which compensation expense is not deductible by the Company. The CNG Committee Board of Directors has approved a proposal to adopt a new Executive Incentive Plan (the “2007 EIC Plan”) designed to allow the Company to award cash bonuses to those specified employees without having the awards count toward the $1 million limit on compensation expense. As with the existing plan, the purpose of the 2007 EIC Plan is to encourage the creation of long-term shareholder value by providing awards to certain officers of the Company if certain objective performance criteria are met. The Company now asks shareholders to approve the 2007 EIC Plan to ensure the Company can deduct all payments made pursuant thereto as compensation expense under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 162(m) of the Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or to any of the four other most highly compensated officers whose compensation is required to be reported in the summary compensation table of a publicly-held company (“covered employees”). However, certain types of compensation, including performance-based compensation, are excluded from this limit provided the compensation is paid pursuant to a plan which, among other criteria, (i) is approved by the Company’s shareholders at least every five years and (ii) does not involve discretion of the administrator in making awards to the covered employees. The purpose of this Proposal is to request shareholder approval of the material terms of the 2007 EIC Plan in order to take advantage of this exception and ensure the Company is able to receive tax deductions for performance-based compensation paid to such officers in the form of incentive awards under the 2007 EIC Plan. The Board of Directors believes that it is in the best interests of the Company and its shareholders to preserve the ability of the Company to deduct compensation resulting from such awards granted in the future under the 2007 EIC Plan by complying with the requirements of Code Section 162(m). Starting in 2007, compensation under the 2007 EIC Plan would be in lieu of any annual cash bonuses under the Company’s prior executive incentive plan.

The material features of the 2007 EIC Plan are described below. However, this summary is subject to, and qualified in its entirety by, the full text of the 2007 EIC Plan, a copy of which is attached hereto as Annex A. If the 2007 EIC Plan is not approved at the 2007 Annual Meeting of Shareholders, then it will terminate without further action by the Board of Directors as of May 16, 2007.

Description of the 2007 EIC Plan

Awards under the 2007 EIC Plan can generally be separated into two categories—(1) “Code Section 162(m) Awards,” which are awards that qualify as “performance-based” incentives to covered employees as set forth under Code Section 162(m) and (2) “Other Awards,” which are awards that are not intended to qualify as performance-based incentives under Code Section 162(m). Code Section 162(m) Awards are to be awarded to covered employees; Other Awards can be awarded to covered employees, as well as other executives and key employees.

Code Section 162(m) Awards are granted subject to the following special rules. Code Section 162(m) Awards may be granted in the discretion of the CNG Committee to any executive whom the CNG Committee believes may be a “covered employee,” as defined in Code Section 162(m). In this description, the “CNG Committee” refers to the Compensation, Nominating and Governance Committee of the Board of Directors (or a subcommittee comprised solely of “outside directors” (within the meaning of Code Section 162(m)) if the CNG Committee is not so comprised. In general, the regulations under Section 162(m) exclude from the $1 million limitation compensation that is calculated based on objective performance criteria. The amount of any Code Section 162(m) Awards will be based on objective performance goals and a targeted level or levels of performance with respect to each goal as specified by the CNG Committee at a time when the outcome of the goal is substantially uncertain. Historically, the Company has used as a performance measure for its incentive awards diluted earnings per share, or EPS, and in some cases EPS adjusted to exclude certain extraordinary charges as well as the effects of noncash expense items. In addition to these, the performance criteria for Code Section 162(m) Awards may be based upon one or more of the following objective criteria: (i) net income; (ii) return on average assets, or ROA; (iii) cash ROA; (iv) return on average equity, or ROE; (v) cash ROE; (vi) stock price; and (vii) efficiency ratio. The CNG Committee may determine in its sole discretion the applicable performance period relating to any Code Section 162(m) Award. The CNG Committee must certify as to the attainment of the applicable performance goals prior to payment of any Code Section 162(m) Award, and may reduce (but not increase) the amount of any Code Section 162(m) Award.

Other Awards to covered employees or other members of our incentive plan committee (the “IP Committee”), which consists of the Company’s CEO and individuals who report directly to the CEO, may be granted at the discretion of the CNG Committee and will be administered by the CNG Committee. The CNG Committee may delegate to the IP Committee (or any of its members) and/or the Company’s human resources director the authority to grant Other Awards to other eligible key employees. Other Awards will generally be expressed as a percentage of the employee’s salary, and all performance measures applicable to Other Awards will be key indicators of the Company’s financial performance. All Other Award opportunities, grants and determinations are subject to approval by the CNG Committee, and the CNG Committee may reduce (but not increase) the amount of any Other Award.

To receive payment of an award, an participant generally must have been employed by the Company and its subsidiaries for at least 3 months and remain employed through the date the award is paid, except that employees who terminate employment during a performance period due to retirement, death or disability will be entitled to a pro-rata portion of their Other Awards.

Performance measures, target achievement levels and other terms and conditions applicable to awards may be adjusted during a performance period only with the CNG Committee’s approval, but no such adjustment will be made to a Code Section 162(m) Award that would cause it to fail to qualify as performance-based compensation for purposes of Code Section 162(m).

The maximum aggregate amount of awards under the 2007 EIC Plan that may be awarded to any covered employee during any calendar year is $5.0 million. There is no requirement that the maximum amount be awarded.

The 2007 EIC Plan may be amended, suspended or terminated in whole or in part at any time by the CNG Committee or the Board of Directors without shareholder approval, unless shareholder approval is required by any applicable law, rule or regulation.

The 2007 EIC Plan does not preclude or otherwise affect payment of any other compensation, including bonuses not intended to qualify as Code Section 162(m) performance-based compensation (whether or not under the EIC Plan), based upon annual measures of performance or otherwise.

New Plan Benefits for 2007

The amount of each participant’s bonus under the 2007 EIC Plan for 2007 or subsequent years will be subject to our financial performance for such period and will be subject to the CNG Committee’s right to reduce such amount as described above. As a result, we cannot determine the amount that will be payable under the 2007 EIC Plan to any participant for 2007 or beyond.

The CNG Committee has determined to use fully-diluted EPS as the performance measure for 2007 under the 2007 EIC Plan as proposed. If approved, the following table reflects the bonuses payable to our executives based on the following achievement levels by the Company. Achievement levels between the minimum and maximum specified, and corresponding award opportunities, are pro-rated based on mathematical interpolation. The award opportunities set forth below are not subject to the discretion of the CNG Committee as it relates to our Named Executive Officers for 2007.

Achievement Level and Award Opportunities
Participant	90% of EPS Target	100% of EPS Target	120% of EPS Target
CEO	60% of Base Salary	100% of Base Salary	150% of Base Salary
Other Executive Officers(1)	50% of Base Salary	80% of Base Salary	120% of Base Salary
Officers (grade B)(2)	10% of Base Salary	30% of Base Salary	CEO/IP Committee Discretion
Officers (grade C)(2)	10% of Base Salary	20% of Base Salary	30% of Base Salary

(1)                 Includes each of the other Named Executive Officers and an additional eight executive officers, grades 2, 3 and A.

(2)                 Includes 24 officers in grade B and 50 officers in grade C.

The 2007 EIC Plan is substantially similar to the executive incentive plan in effect for 2006. The principal difference is that the CNG Committee had discretion under the prior plan to pay awards to our executives even if the relevant achievement level was exceeded or not met. For 2006, the maximum amounts payable to the following participants or groups of participants under the prior plan, based upon achieving 100% of the EPS Target were as set forth in the table below. However, as described above, the CNG Committee exercised its discretion in 2006 to make no awards to the CEO and other executive officers under the prior plan since the threshold achievement level was not met.

Maximum Amount Payable Under Prior Plan for 2006 Based Upon Achieving 100% of EPS Target
Matthew P. Wagner	$500,000
Victor R. Santoro	$280,000
Jared M. Wolff	$208,000
Robert M. Borgman	$180,000
Michael L. Thompson	$132,000
All Executive Officers as a Group (including the Named Executive Officers)	$2,593,967
All other Participants as a Group who are not Executive Officers	$4,998,133

Necessary Approval

The material terms described above of the proposed 2007 EIC Plan must be approved by the affirmative vote of at least a majority of the shares of common stock represented and voting at the annual meeting (which shares also constitute at least a majority of the required quorum). Each shareholder is entitled to one vote for each share held and, although they will be counted for purposes of determining whether there is a quorum, abstentions and broker non-votes will have no effect on the outcome of the vote for this Proposal. Proxies received by the Company with no specification with respect to this Proposal and not revoked prior to or at the Meeting will be voted FOR this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 2 to approve the material terms of the 2007 EIC Plan.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Related-Party Transactions Policy

The Company’s Board of Directors has adopted a written policy (“Policy”) governing the approval of Related-Party Transactions. “Related-Party Transactions” include any transaction, or any amendment or modification to a transaction, involving a director or director nominee, executive officer, a 5% stockholder of the Company or any person known by the Company to be an immediate family member of any of the foregoing individuals that would need to be disclosed under Item 404(a) of Regulation S-K promulgated by the SEC. Such transactions do not include, however, indemnification payments or compensation paid to directors and executive officers for their services as directors and executive officers. The Policy prohibits all Related-Party Transactions, unless they are approved or ratified by the CNG Committee in accordance with the Policy. Under the Policy, the Company’s legal department, in consultation with management and outside counsel, analyzes all potential Related-Party Transactions brought to the attention of the Company to determine whether they constitute Related-Party Transactions. If the Legal Department determines a transaction constitutes a Related-Party Transaction, the CNG Committee will then review the transaction to determine whether to approve or ratify it. In making its determination, the CNG Committee considers several factors including, but not limited to, whether the terms of the Related-Party Transaction are fair to the Company; whether the Company has compelling business reasons to enter into the transaction; whether the transaction will impair the independence of an outside director; and whether the transaction presents an improper conflict of interest for any directors or executive officers of the Company. Members of the CNG Committee having an interest in a transaction under review must abstain from voting on the approval of the Related-Party Transaction, but may, if the Chairperson of the CNG Committee so requests, participate in the CNG Committee’s discussions of the transaction.

Certain Relationships and Related-Party Transactions

John M. Eggemeyer was appointed to the Board of Rancho Santa Fe National Bank on February 27, 1995 and was appointed Chairman of the Board on that date. Mr. Eggemeyer became chairman of the Board of the Company upon the Company’s formation on May 31, 2000. Pursuant to an agreement, dated December 5, 2006, with Castle Creek Financial, LLC of which Mr. Eggemeyer is chief executive officer, the Company named Castle Creek Financial as the Company’s exclusive financial advisor, or the Castle Creek Contract. The Castle Creek Contract provides for the payment of the following fees upon the consummation of certain transactions: (a) 1.5% of the aggregate consideration paid in the event the Company is sold; and (b) in the event of an acquisition of another financial institution by the Company: 1.0% of the aggregate value of the transaction if the aggregate value is $20 million or less; if the aggregate value is over $20 million, $200,000 plus 0.65% of the amount of the transaction in excess of $20 million. Castle Creek Financial is also entitled to reimbursement of its reasonable expenses incurred on behalf of the Company. Castle Creek Financial and its affiliates received approximately $6.5 million of aggregate fees and expenses from the Company in 2006 for financial advice related to the acquisitions of Cedars Bank, Foothill Independent Bancorp and Community Bancorp Inc. The Castle Creek Contract may be terminated by either party upon 30 days prior notice. In the event of termination, Castle Creek shall still be entitled to its fees pursuant to the terms of the contract should the Company engage in a transaction (i) on which Castle Creek provided advice or participated in discussions with any of the investors in such transaction or (ii) with any of the parties as to which Castle Creek advised the Company or with whom the Company engaged in discussions regarding a possible transaction prior to the termination of the Castle Creek Contract, provided that such transaction is completed within 18 months following the termination of the contract.

The Castle Creek Contract is reviewed annually by independent members of the Board of Directors. In approving the Castle Creek Contract, the Board concluded that the contract was in the best interests of the Company and its shareholders and was on terms comparable to those prevailing for similar transactions with other persons not having any relationship with the Company.

Since July 2001, the Company has engaged Martin J. Wolff & Co., Inc. as its insurance broker to help the Company evaluate and obtain certain insurance products for the Company and its subsidiaries, including its group health insurance coverage, life and disability insurance and other insurance benefit products. Martin J. Wolff, the chairman of Martin J. Wolff & Co., Inc., is the father of Jared M. Wolff, the Company’s Executive Vice President, General Counsel and Corporate Secretary who joined the Company in October 2002. Jared Wolff was previously associated with the law firm of Sullivan & Cromwell LLP, which firm has been outside counsel to the Company since its formation in 2000. During 2006, the Company purchased comprehensive group insurance, disability insurance, executive life insurance and other insurance products from Martin J. Wolff & Co., Inc. totaling approximately $4.9 million in premiums. To the best knowledge of the Company, Martin J. Wolff & Co., Inc. received approximately $280,000 in commissions from such purchases. Jared Wolff is not involved in the analysis, negotiation or acquisition of group health, disability, executive life or other insurance products purchased by the Company from Martin J. Wolff & Co., Inc. The Board has approved this relationship pursuant to the Company’s Related-Party Transactions Policy. In the opinion of the Company’s management, the transactions are in the best interests of the Company and its shareholders and have occurred on terms comparable to those available from other providers of similar products who have no relationship with the Company.

Certain directors and executive officers, entities associated with them and members of their immediate families were customers of and had banking transactions, including loans, with the Company’s subsidiary banks in the ordinary course of business during fiscal 2006. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans did not involve more than the normal risk of collection or present other unfavorable features. The Company expects its subsidiary bank to have banking transactions with such persons in the future.

INDEPENDENT AUDITORS

The Audit Committee has reappointed the firm of KPMG LLP as independent auditors to audit the financial statements of the Company for the current fiscal year. Representatives from KPMG LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Auditor Fees

The following is a description of fees billed to the Company by KPMG LLP during the last two fiscal years:

Audit Fees.   Audit fees include fees for the annual audit of the Company’s consolidated financial statements, review of interim financial statements included in the Company’s quarterly reports on Form 10-Q, review of registration statements filed with the SEC, and the issuance of consents and comfort letters. The aggregate audit fees billed to the Company by KPMG LLP for the years ended December 31, 2006 and 2005 totaled approximately $958,340 and $837,000, respectively.

Audit-Related Fees.   Audit-related fees billed to the Company by KPMG LLP consisted primarily of certain due diligence services related to acquisition and analysis conducted by KPMG in connection with such due diligence and the audit of certain employee benefit plans. The aggregate audit-related fees billed to the Company by KPMG LLP for the years ended December 31, 2006 and 2005 totaled approximately $209,370 and $259,244, respectively.

Tax Fees. Tax fees include corporate tax compliance, planning and advisory services. The aggregate tax fees billed to the Company by KPMG LLP for the years ended December 31, 2006 and 2005 totaled approximately $149,380 and $205,084, respectively.

All Other Fees. There were no other fees billed to the Company by KPMG LLP for the year ended December 31, 2006 or 2005.

Pre-Approval Policies and Procedures. The Audit Committee has adopted a policy that requires advance approval by the Audit Committee of all audit, audit-related, tax services and all other services performed by the independent auditor. During 2006, the Audit Committee pre-approved all audit services, non-audit services, audit-related services and tax services performed for the Company by KPMG LLP. In approving any non-audit services, the Audit Committee considered whether the provision of such services would be compatible with maintaining KPMG’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC. Such directors, executive officers and 10% shareholders are also required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by the Company, and on written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% shareholders were complied with during 2006.

OTHER BUSINESS

Except as set forth herein, management has no knowledge of any other business to come before the Meeting. If, however, any other matters of which management is now unaware properly come before this Meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the Proxy.

Shareholder Proposals

Business must be properly brought before an annual meeting in order to be considered by shareholders. To be considered for inclusion in the Company’s proxy statement for the 2008 Annual Meeting of Shareholders, a shareholder proposal must be submitted in writing to the Company’s Secretary on or before December 14, 2007 and must satisfy the other requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Any proposal submitted for the proxy materials will be subject to the rules and regulations of the SEC concerning shareholder proposals. The notice of a proposal must also contain the following items:

•       The shareholder’s name, address, and beneficial ownership of shares of the Company,

•       The text of the proposal to be presented,

•       A brief written statement of the reasons why such shareholder favors the proposal, and

•       Any material interest of such shareholder in the proposal.

Director Nominations

Pursuant to Section 1.12 of Article I of the Company’s bylaws, nominations for the election of directors may be made by a shareholder entitled to vote for the election of directors by submitting a notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Corporate Secretary of the Company not less than 60 days nor more than 90 days prior to the date of the meeting of the shareholders of the Company called for the election of directors. Assuming we hold the 2008 annual meeting on the anniversary of the Meeting, director nominations proposed by shareholders to be made at the 2008 annual meeting must be received by our corporate secretary no earlier than February 16, 2008 and no later than March 17, 2008. Pursuant to the Company’s bylaws and the rules and regulations of the SEC, the notice stating a desire to nominate any person for election as a director of the Company must contain the following items:

•       The shareholder’s name, address, and beneficial ownership of shares of the Company,

•       The name of the person to be nominated,

•       The name, age, business address, residential address, and principal occupation or employment of each nominee,

•       The nominee’s signed consent to serve as a director of the Company, if elected,

•       The number of shares of the Company’s stock beneficially owned by each nominee,

•       A description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made, and

•       Such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC.

A copy of the Company bylaws specifying the requirements will be furnished to any shareholder upon written request to the Secretary.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders interested in communicating with a director or with the directors as a group, or persons interested in communicating complaints concerning accounting, internal controls or auditing matters to the Audit Committee, may do so by writing care of the Corporate Secretary, First Community Bancorp, 10250 Constellation Blvd., Suite 1640, Los Angeles, CA 90067. The Board of Directors has adopted a process for handling correspondence received by the Company and addressed to members of the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Company’s General Counsel and/or other members of the Company’s management review committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include the ability to post reports anonymously via an Internet-based tool or via a toll-free “hot-line” available to employees and advisors for purposes of reporting alleged or suspected wrongdoing.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company will household proxy materials for addresses with multiple shareholders unless we receive contrary instructions from the affected shareholders. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares. A written request should be sent to First Community Bancorp, 275 N. Brea Blvd., Brea, California 92821. Attention: Investor Relations. You may also send your request by facsimile to (714) 674-5377 or by e-mail to investor-relations@firstcommunitybancorp.com.

INCORPORATION BY REFERENCE

The sections in this Proxy Statement entitled “Compensation Committee Report” and “Report of the Audit Committee” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates any such Reports reference therein.

By Order of the Board of Directors,

/s/ JARED M. WOLFF
Jared M. Wolff, Corporate Secretary
Dated: April 12, 2007

Annex A

First Community Bancorp
2007 EXECUTIVE INCENTIVE PLAN

PURPOSE

First Community Bancorp is the sponsor of this 2007 Executive Incentive Plan (“the Plan”). First Community Bancorp and its subsidiaries (“the Company”) have designed the Plan to focus First Community Bancorp executives on achieving the annual business plan or other strategic and long-term performance objectives during a particular Performance Period (as defined below). The Plan provides aggressive award opportunities and is intended to provide significant rewards to First Community Bancorp’s executive team for exceptional corporate performance.

APPROVAL AND ADMINISTRATION

The Plan has been approved by the Compensation, Nominating and Governance (“CNG”) Committee of the Board of Directors and, except as otherwise set forth in this Plan, will be administered by the Incentive Plan Committee (“the IP Committee”) which is comprised of First Community Bancorp’s CEO and executives reporting directly to the CEO. Generally, CEO compensation under the Plan will be determined recommended by the CNG Committee to or the Board for its approval, as determined by the Board; the CEO and Executive Vice President, Human Resources (“HR Director”) will administer compensation under the Plan for the employees in salary grades 2, 3 and A; and compensation under the Plan for employees in salary grades B and below will be administered by the HR Director along with the member of the IP Committee who is such employee’s direct or indirect manager.

The IP Committee will select performance periods under the Plan (“Performance Period”) and recommend to the CNG Committee, for its approval as early in the Performance Period as possible, as applicable:

•       the Participants (as defined below) for that Performance Period;

•       the business criteria to be used to establish performance goals for that Performance Period (“Plan Performance Measures”);

•       the targeted level of achievement with respect to any Plan Performance Measure for that Performance Period (the “Performance Target”);

•       in the case of more than one Plan Performance Measure for any Performance Period, the relative weighting of such Plan Performance Measures (“Performance Measure Weights”);

•       the percentages of achievement of the Performance Target (the “Achievement Levels”) that may lead to corresponding awards under the Plan (the “Award Opportunities”)

Notwithstanding anything to the contrary, the CNG Committee shall determine each of the Plan Performance Measures, Performance Measure Weights, Performance Targets, Achievement Levels and corresponding Award Opportunities for Participants who are members of the IP Committee. At the end of the Performance Period, the IP Committee will review achievements against Performance Measures, present results and recommend Awards to the CNG Committee for their approval; provided, however, that the CNG Committee will review achievements against Performance Measures for members of the IP Committee. In evaluating any such Awards, the CNG Committee shall do so outside the presence of management, except the CNG Committee may request the presence of the CEO when considering Awards to members of executive management other than the CEO. Notwithstanding any recommendations from the IP Committee, the CNG Committee will be solely responsible for determining and granting any

Awards pursuant to the Plan to members of the IP Committee (or, in the case of the CEO, recommending to the Board such Awards for its approval).

Interpretation and application of the Plan to a particular circumstance will be made by the CNG Committee in its sole discretion. Subject to any authority granted to the full Board of Directors or a committee of the independent directors thereof, the CNG Committee has the sole and absolute power and authority to make all factual determinations, construe and interpret terms and make eligibility and Award determinations in accordance with its interpretation of the Plan.

ELIGIBILITY

Executives in salary grades 1, 2, 3, A, and B are eligible for participation in the Plan. The IP Committee will review those eligible and recommend Participants to CNG Committee for their approval. Notwithstanding the foregoing, the IP Committee may recommend executives in salary grades C or D for participation in the Plan on an exception basis subject to approval by the CNG Committee.

PARTICIPANT

An individual who has been selected by the CNG Committee or recommended for participation in the Plan by the IP Committee and approved by the CNG Committee is a “Participant”.

PERFORMANCE MEASURES; PERFORMANCE TARGETS

The IP Committee will select one to two Performance Measures for the Plan for approval by the CNG Committee. All Performance Measures will be key indicators of financial performance and may consist (and in the case of any Awards of the type described below under “Certain Awards to Covered Employees”, will consist) of one or more of the following business criteria for the Company on a consolidated basis, and/or for specified subsidiaries or business units of the Company (determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies): (i) net income; (ii) return on average assets (“ROA”); (iii) cash ROA; (iv) return on average equity (“ROE”); (v) cash ROE; (vi) earnings per share (“EPS”); (vii) cash EPS; (viii) stock price; and (ix) efficiency ratio. Performance goals may be established on a company-wide basis or with respect to one or more business units or divisions. When establishing Performance Targets, to the extent permitted under Code Section 162(m), the CNG Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes.

Each Performance Measure will operate independently (i.e. it is possible for one Performance Measure to generate an Award Opportunity and not another); likewise, it is possible for one Performance Measure to be achieved at a higher level than another. Performance Measures will be individually weighted (i.e. one Performance Measure may be counted more heavily in calculating Awards than the other). Performance Measure Weights for each Performance Measure will be recommended at the beginning of the Performance Period by the IP Committee for approval by the CNG Committee; however, the CNG Committee will retain absolute authority over the selection of and Performance Measure Weights accorded to any Performance Measures.

ACHIEVEMENT LEVELS AND AWARD OPPORTUNITIES

Achievement Levels and Award Opportunities for any Performance Period as approved by the CNG Committee will be set forth in documentation maintained by the CNG Committee and the IP Committee, as applicable, and are generally expressed as a percentage of base salary.

AWARDS

Awards under the Plan based upon achievement of Performance Measures and will be submitted by the IP Committee to the CNG Committee for approval; provided, however, that the CNG Committee shall determine and approve Awards for members of the IP Committee.

For purposes of the Plan, salary means annual base salary in effect at the end of the Performance Period. Awards will be made through the payroll system, minus legally required and authorized deductions. Awards under the Plan shall be considered eligible compensation for purposes of employee benefit calculations in each case where permitted under the relevant employee benefit plan.

In addition to all other eligibility provisions described herein, Awards for individuals who are Participants for less than a full Performance Period will be prorated using Participant’s actual base salary paid during the time of participation in the Performance Period. Awards for Participants who leave First Community Bancorp during a Performance Period due to retirement, total and permanent disability or death will be prorated using the same method.

To be eligible to receive an Award under the Plan, a Participant must have a performance descriptor of “Achieves Expectations” or better for the Performance Period.

CERTAIN AWARDS TO COVERED EMPLOYEES

Notwithstanding anything to the contrary in the Plan, if the CNG Committee determines, in its discretion, that any Awards to be granted to a Participant who is a “covered employee” (each, a “Covered Employee”) as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), should qualify as “performance-based compensation” for purposes of Code Section 162(m), all determinations relating to such Awards will be made by the CNG Committee if the CNG Committee is comprised solely of “outside directors”(within the meaning of Code Section 162(m) or, if it is not, then by a subcommittee of the CNG Committee so comprised (and all references to the CNG Committee in this section of the Plan will be deemed to refer to such subcommittee), and the following provisions will apply to such Awards (and will supersede any other provisions to the contrary that would otherwise be applicable to Awards under the Plan):

•       The CNG Committee will determine the amount of an Award Opportunity to be granted to each Participant who is a Covered Employee. The CNG Committee may, in its discretion, grant an Award to a Participant whom it reasonably believes may be a Covered Employee for the taxable year of the Company in which such Award would be deductible, under the terms and conditions of this section of the Plan.

•       Subject to the second to last bullet below, the amount of a Covered Employee’s Award will be an amount determinable from written Performance Targets approved by the CNG Committee while the outcome is substantially uncertain and no more than 90 days after the commencement of the Performance Period to which the Performance Target relates or, if the amount of the Performance Period is less than a year, the number of days that is equal to 25 percent of the relevant Performance Period. The CNG Committee will have the authority to determine in its sole discretion the applicable Performance Period relating to any such Award.

•       The maximum aggregate limit on Awards that may be awarded under this Plan to any Covered Employee with respect to any calendar year is $5 million.

•       The amount of any Award will be based on objective Performance Measures and a Performance Target with respect to each Performance Measure as specified by the CNG Committee. When establishing Performance Targets that are intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), the CNG Committee may exclude any or all

“extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, only to the extend permitted under Code Section 162(m).

•       The CNG Committee will determine in writing with respect to any Covered Employee whether the Performance Target has been met with respect to any affected Covered Employee and, if that is the case, so certify and ascertain the amount of the applicable Award. No Awards will be paid to any Covered Employee until such certification is made by the CNG Committee.

•       The Plan will be administered and interpreted in accordance with Code Section 162(m) to ensure the deductibility by the Company or its affiliates of the payment of such Awards.

ADJUSTMENTS

Performance Measures, Achievement Levels and Award Opportunities may be adjusted during the Performance Period only upon approval by the CNG Committee as it deems appropriate. It is anticipated that such adjustments will be made infrequently and only in the most extraordinary circumstances. Notwithstanding the foregoing, no adjustment will be made to any Award intended to qualify as “performance-based compensation” for purposes of Code Section 162(m) to the extent the adjustment would cause the Award to fail to so qualify.

Because the Plan has aggressive Award Opportunities intended for use with below market base salaries, some adjustments may need to be made to Awards to recognize the fact if some Participant base salaries are currently above market. In such cases, the CNG Committee may reduce (but not increase) an Award as it deems appropriate to achieve a reasonable level of total compensation for each Participant.

PAYMENT OF AWARDS

Subject to any additional requirements of Code Section 162(m), if applicable, Awards will be paid as soon as administratively feasible after review of performance against applicable Performance Targets and approval by the CNG Committee. To be eligible for Award payment, a Participant must have been an employee of First Community Bancorp for at least three months and be an employee of First Community Bancorp on the date that Awards are paid or have left First Community Bancorp during the Performance Period due to retirement, total and permanent disability or death.

Participants other than Covered Employees who are otherwise eligible to receive an Award and who were assigned to different parts of the organization during the Performance Period will have their Award calculated based upon the part of the organization they are in at the end of the Performance Period and the performance achieved by that group for the Performance Period.

Awards will be made through the payroll system, minus legally required and authorized deductions. The Company has the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.

NO RIGHT OF ASSIGNMENT

No right or interest of any Participant in the Plan is assignable or transferable. In the event of a Participant’s death, payment of any earned but unpaid Awards will be made to the Participant’s legal successor, if not prohibited by law.

NO RIGHT OF EMPLOYMENT

The Plan does not give any employee any right to continue in the employment of First Community Bancorp and does not constitute any contract or agreement of employment or interfere in any way with the right the organization has to terminate such person’s employment. First Community Bancorp is an “at will” employer and as such, can terminate an employment relationship between itself and any of its employees at will, with or without cause, and with or without notice.

EFFECTIVENESS

The Plan shall be effective as of the date it is approved by an affirmative vote of the holders of a majority of all shares of Common Stock of the Company represented and voting at the Annual Meeting of the Company to be held on May 16, 2007 (which shares also constitute at least a majority of the required quorum).

AMENDMENT OR TERMINATION OF THE PLAN

First Community Bancorp reserves the right to change, amend, modify, suspend, continue or terminate all or any part of the Plan either in an individual case or in general, at any time without notice and without the consent of the Company’s shareholders or any Participant; provided that any amendment to the Plan will be submitted to the shareholders if shareholder approval is required by any applicable law, rule or regulation.

V  DETACH PROXY CARD HERE  V

PROXY	FIRST COMMUNITY BANCORP	SOLICITED BY
THE BOARD OF DIRECTORS

1. To elect Directors      ☐  FOR       ☐ WITHHOLD AUTHORITY

All nominees listed below (except as marked to the contrary)

INSTRUCTION: to withhold authority for any individual, cross a line through the nominee's name in the list below:

Mark N.Baker	Stephen M. Dunn	Gary W. Deems	John M. Eggemeyer

Barry C. Fitzpatrick	George E. Langley	Susan E. Lester	Timothy B. Matz

Arnold W. Messer	Daniel B. Platt	Robert A. Stine	Matthew P. Wagner

David S. Williams

2. To approve the material terms of the	☐ FOR	☐ AGAINST	☐ ABSTAIN
Company’s 2007 Executive Incentive Plan.

3. To transact any other business as may properly come before the Meeting and at any postponements or adjournments thereof.	☐ FOR	☐ AGAINST	☐ ABSTAIN

UNLESS A CONTRARY CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND FOR THE APPROVAL OF ITEMS 2 AND 3 AND OTHERWISE IN THE DISCRETION OF ANY OF THE APPOINTEES AS PROXIES.

Please sign exactly as name appears on the proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign.

Dated:	, 2007

Signature

Signature

Please Detach Here

V  You Must Detach This Portion of the Proxy Card  V

Before Returning it in the Enclosed Envelope

V  DETACH PROXY CARD HERE  V

PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FIRST COMMUNITY BANCORP

The undersigned hereby appoints MICHAEL J. PERDUE, VICTOR R. SANTORO and JARED M. WOLFF, or any of them, with full power of substitution, the lawful attorneys and proxies of the undersigned, to vote all of the shares held by the undersigned in First Community Bancorp at the Annual Meeting of Shareholders to be held on May 16, 2007 (the “Meeting”) and at any postponements or adjournments thereof upon the matters listed hereon.

The Board of Directors recommends a vote FOR the election of each nominee for director and each of the proposals listed hereon.

(Continued, and to be marked, dated and signed, on the other side)